                                                                  EXHIBIT (a)(1)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                            DSP COMMUNICATIONS, INC.
                                       AT

                               $36 NET PER SHARE

                                       BY

                          CWC ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF

                               INTEL CORPORATION

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 17, 1999 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED. SHARES WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

     THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 13, 1999 (THE "MERGER AGREEMENT"), BY AND AMONG INTEL CORPORATION, A DELAWARE CORPORATION ("INTEL"), CWC ACQUISITION CORPORATION, A DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF INTEL ("PURCHASER"), AND DSP COMMUNICATIONS, INC., A DELAWARE CORPORATION (THE "COMPANY"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN A NUMBER OF SHARES OF THE COMMON STOCK OF THE COMPANY, REPRESENTING AT LEAST A MAJORITY OF THE SHARES ISSUED AND OUTSTANDING ON A FULLY-DILUTED BASIS AND (2) THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS TO THE OBLIGATIONS OF PURCHASER AND THE COMPANY TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING RECEIPT BY PURCHASER AND THE COMPANY OF CERTAIN GOVERNMENTAL AND REGULATORY APPROVALS.

     AT A MEETING DULY CALLED AND HELD ON OCTOBER 13, 1999, THE BOARD OF DIRECTORS OF THE COMPANY, SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE MERGER AGREEMENT, (i) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS; (ii) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER; AND (iii) RESOLVED TO RECOMMEND THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER, TENDER THEIR SHARES THEREUNDER TO PURCHASER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.
                            ------------------------

                                   IMPORTANT

    Any stockholder of the Company desiring to tender all or any portion of his Shares (as defined herein) should either (1) complete and sign the Letter of Transmittal, or a facsimile copy thereof, in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by the instructions to the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in this Offer to Purchase under the caption "THE TENDER OFFER -- 2. Procedure for Accepting the Offer and Tendering Shares" or
(2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender their Shares.

    A stockholder of the Company who desires to tender Shares and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in this Offer to Purchase under the caption "THE TENDER OFFER -- 2. Procedure for Accepting the Offer and Tendering Shares."

    Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials, may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Holders of Shares may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
                            ------------------------
  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON
THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF
 THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY
                                  IS UNLAWFUL.
                            ------------------------

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

             The date of this Offer to Purchase is October 20, 1999

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
INTRODUCTION.....................................................    1
THE TENDER OFFER.................................................    4
 1.  Terms of the Offer; Expiration Date.........................    4
 2.  Procedure for Accepting the Offer and Tendering Shares......    5
 3.  Withdrawal Rights...........................................    8
 4.  Acceptance for Payment and Payment for Shares...............    8
 5.  Certain Federal Income Tax Consequences.....................    9
 6.  Price Range of the Shares...................................   10
 7.  Certain Information Concerning the Company..................   11
 8.  Certain Information Concerning Intel and Purchaser..........   13
 9.  Source and Amount of Funds..................................   14
10.  Certain Transactions between Intel and the Company..........   15
11.  Contacts with the Company; Background of the Offer and the
     Merger......................................................   15
12.  Purpose of the Offer and the Merger Agreement...............   17
13.  The Merger Agreement, the Stock Option Agreement and the
     Voting Agreements...........................................   18
14.  Interests of Certain Persons in the Merger..................   35
15.  Going Private Transactions..................................   37
16.  Dividends and Distributions.................................   37
17.  Effects of the Offer on the Market for Shares; New York
     Stock Exchange and Exchange Act Registration................   38
18.  Certain Conditions of the Offer.............................   39
19.  Certain Legal Matters; Regulatory Approvals.................   40
20.  Fees and Expenses...........................................   42
21.  Miscellaneous...............................................   43
SCHEDULE I.......................................................  I-1
ANNEX A..........................................................  A-1

To the Holders of Common Stock of DSP Communications, Inc.:

                                  INTRODUCTION

     CWC Acquisition Corporation, a Delaware corporation ("Purchaser"), which is a newly formed, wholly owned subsidiary of Intel Corporation, a Delaware corporation ("Intel"), hereby offers to purchase all of the issued and outstanding shares of common stock, par value $.001 per share (the "Shares" or the "Company Common Stock"), of DSP Communications, Inc., a Delaware corporation (the "Company"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"), at the purchase price of $36 per Share (the "Offer Price"), net to the tendering stockholder in cash.

     The Offer is being made pursuant to the terms of the Agreement and Plan of Merger, dated as of October 13, 1999 (the "Merger Agreement"), by and among the Company, Purchaser and Intel. Among other things, the Merger Agreement provides for the making of the Offer and that, following the purchase of Shares pursuant to the Offer and promptly after the satisfaction or waiver of certain other conditions, Purchaser will be merged with and into the Company (the "Merger"). The Company will continue as the surviving corporation and a wholly owned subsidiary of Intel after the Merger (the "Surviving Corporation"). At the effective time of the Merger, each outstanding Share (except for Shares owned by the Company or Intel, or by any subsidiary of the Company or Intel and shares held by stockholders exercising their appraisal rights under the Delaware General Corporation Law (the "DGCL") (collectively, the "Excluded Shares")) will be converted into the right to receive the Offer Price, net to the holder in cash, without interest.

     AT A MEETING DULY CALLED AND HELD ON OCTOBER 13, 1999, THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") (i) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS; (ii) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (iii) RESOLVED TO RECOMMEND THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER, TENDER THEIR SHARES THEREUNDER TO PURCHASER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS TO THE OBLIGATIONS OF PURCHASER, INTEL AND THE COMPANY TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING (1) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN A NUMBER OF SHARES REPRESENTING AT LEAST A MAJORITY OF THE SHARES ON A FULLY-DILUTED BASIS (THE "MINIMUM CONDITION") AND (2) RECEIPT BY PURCHASER, INTEL AND THE COMPANY OF CERTAIN GOVERNMENTAL AND REGULATORY APPROVALS. SEE "THE TENDER OFFER -- 18. CERTAIN CONDITIONS OF THE OFFER."

     THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 17, 1999, UNLESS EXTENDED.

     Consummation of the Merger is subject to receipt of certain regulatory approvals and satisfaction of a number of other conditions, including approval by the stockholders of the Company if such approval is required by applicable law. See "THE TENDER OFFER -- 19. Certain Legal Matters; Regulatory Approvals." If Purchaser acquires a majority of the outstanding Shares, it will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder of the Company. If Purchaser acquires at least ninety percent (90%) of the outstanding Shares, Purchaser intends to approve and consummate the Merger without any action by, or any further prior notice to, the other stockholders of the Company pursuant to the short-form merger provisions of the DGCL. In addition, Intel and the Company have entered into a Stock Option Agreement dated as of October 13, 1999 (the "Stock Option Agreement") that permits Intel to purchase, under certain circumstances, up to 8,000,000 Shares at an exercise price of $36 per Share. Among other circumstances permitting Intel to exercise its option, Intel may exercise its option to the extent necessary so that the number of Shares to be acquired pursuant to the option plus the number of tendered Shares will, upon issuance of the option shares, equal at least ninety percent (90%) of the issued and outstanding shares of Company Common Stock. The option is also exercisable upon a termination of the Merger Agreement in a manner obligating the Company to pay Intel liquidated damages

(see "THE TENDER OFFER -- 13. The Merger Agreement, the Stock Option Agreement and the Voting Agreements").

     Intel and Purchaser have entered into separate Tender and Voting Agreements and Irrevocable Proxies (the "Voting Agreements") with two stockholders of the Company, Davidi Gilo and Joseph Perl (the "Proxy Grantors"), who own in the aggregate 1,519,385 Shares, representing approximately 3.8% of the issued and outstanding Shares. Pursuant to the Voting Agreements, upon the terms and subject to the conditions therein, each Proxy Grantor has agreed promptly to tender to Purchaser all Shares beneficially owned by such Proxy Grantor, has agreed to vote such Shares in favor of approval of the Merger Agreement and the transactions contemplated thereby and has granted an irrevocable proxy to Purchaser with respect to such Shares.

     Each holder (other than holders of Excluded Shares) of a certificate representing any Shares will, from and after the consummation of the Merger, cease to have any rights with respect to such Shares, except the right to receive the Offer Price. From and after the consummation of the Merger, each Excluded Share (except for shares held by stockholders exercising their appraisal rights under the DGCL) will be canceled and extinguished and cease to exist without any conversion thereof, and no payment will be made with respect thereto.

     MERRILL LYNCH & CO. ("MERRILL LYNCH"), FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED A WRITTEN OPINION TO THE COMPANY BOARD, DATED OCTOBER 13, 1999 (THE "MERRILL LYNCH OPINION"), TO THE EFFECT THAT, AS OF OCTOBER 13, 1999, THE PROPOSED CASH CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF THE COMPANY (OTHER THAN INTEL AND ITS AFFILIATES) PURSUANT TO THE OFFER AND THE MERGER WAS FAIR TO SUCH STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. THE FULL TEXT OF THE MERRILL LYNCH OPINION IS ATTACHED TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WHICH IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY HEREWITH. STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW OF MERRILL LYNCH.

     The Company has informed Purchaser that as of October 19, 1999 there were approximately 40,385,683 Shares issued and outstanding (exclusive of treasury shares) and options covering approximately 7,689,142 Shares. As of the date hereof, Intel and its affiliates own no Shares. The Minimum Condition should therefore be satisfied if at least approximately 24,037,413 Shares are validly tendered and not withdrawn prior to the Expiration Date (inclusive of the 1,519,385 Shares that will be tendered to Purchaser pursuant to the Voting Agreements).

     THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY'S STOCKHOLDERS. ANY SUCH SOLICITATION WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

     Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See "THE TENDER OFFER -- 5. Certain Federal Income Tax Consequences." Intel will pay all charges and expenses of Citibank, N.A., as Depositary (in such capacity, the "Depositary"), and D.F. King & Co., Inc., as Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer. For a description of the fees and expenses to be paid by Purchaser, see "THE TENDER OFFER -- 20. Fees and Expenses."

     The information contained in this Offer to Purchase concerning the Company was supplied by the Company. Neither Intel nor Purchaser takes any responsibility for the completeness or accuracy of such information. The information contained in this Offer to Purchase concerning the Offer, the Merger, Intel and Purchaser was supplied by Intel and Purchaser. The Company takes no responsibility for the completeness or accuracy of such information.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. ALSO SEE "THE TENDER OFFER -- 21. MISCELLANEOUS" FOR INFORMATION REGARDING CERTAIN ADDITIONAL DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER.

     References herein to Intel will, unless the context indicates otherwise, include Intel and all of its subsidiaries, including Purchaser.

                                THE TENDER OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not theretofore properly withdrawn in accordance with the terms set forth in this Offer to Purchase under the caption "TENDER OFFER -- 3. Withdrawal Rights." The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, November 17, 1999, unless and until Purchaser, subject to restrictions contained in the Merger Agreement, has extended the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by Purchaser, will expire.

     Purchaser expressly reserves the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, provided that, unless previously approved by the Company in writing, no change may be made that
(i) decreases the Offer Price, (ii) changes the form of consideration payable in the Offer, (iii) reduces the maximum number of Shares to be purchased in the Offer, (iv) adds additional conditions to the Offer, (v) amend the conditions to the Offer set forth in Annex A to the Merger Agreement to broaden their scope,
(vi) amends any other term of the Offer in a manner adverse to the holders of the Shares, (vii) extends the Offer except as permitted by the terms of the Merger Agreement, or (viii) amends or waives the Minimum Condition. Purchaser also has the right to waive any of the conditions of the Offer (except as otherwise provided in the Merger Agreement).

     Purchaser may, without the consent of the Company Board, (i) from time to time extend the Offer if at the scheduled Expiration Date any conditions of the Offer have not been satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission applicable to the Offer or (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than ten business days beyond the latest Expiration Date that would otherwise be permitted under clause (i) or
(ii) of this sentence if, on such Expiration Date, there have not been tendered at least 90% of the outstanding Shares. In addition, if at the time of any scheduled Expiration Date any one or more of the conditions to the Offer set forth on Annex A to the Merger Agreement are not satisfied and none of the events set forth in paragraphs (a) through (f) of Annex A to the Merger Agreement that would permit Purchaser not to accept tendered Shares for payment has occurred and is continuing, then, provided, that such conditions are reasonably capable of being satisfied, Purchaser will extend the Offer from time to time unless any such condition is no longer reasonably capable of being satisfied or any such event has occurred. In no event, however, will Purchaser be required to extend the Offer beyond January 31, 2000 (provided that if on January 31, 2000 the condition set forth in clause (ii) of the first paragraph of Annex A to the Merger Agreement regarding the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), is not satisfied and none of the events set forth in paragraphs (a) through (f) of Annex A that would permit Purchaser not to accept Shares tendered for payment has occurred and is continuing, then such January 31, 2000 date shall be automatically extended to April 30, 2000). As used in this Offer to Purchase, "business day" means any day, other than a day on which the New York Stock Exchange is closed.

     Subject to the applicable rules and regulations of the Commission, Purchaser expressly reserves the right, subject to the terms and conditions of the Merger Agreement, at any time and from time to time, upon the failure to be satisfied of any of the conditions to the Offer, to (i) terminate or amend the Offer, (ii) extend the Offer and postpone acceptance for payment of any Shares or (iii) waive any condition, by giving oral or written notice of such termination, amendment, extension or waiver to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to any such extension and will remain tendered, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. The ability of Purchaser to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that an offeror either pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer. If Intel or Purchaser waives any of the conditions set forth in this Offer to Purchase under the caption "THE TENDER OFFER -- 18. Certain Conditions of the Offer," the Commission may, if the waiver is deemed to constitute a material change to the information previously provided to Company stockholders, require that the Offer remain open for an additional period of time and/or that Purchaser disseminate information concerning such waiver.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition to the Offer, Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and l4e-1 under the Exchange Act. These rules generally provide that the minimum period during which a tender offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes in the terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to securityholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or a change in percentage of securities sought, a minimum ten-business day period is generally required to allow for adequate dissemination to stockholders and for investor response.

     Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to them in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser has no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     The Company has provided Purchaser with the Company stockholder list, a nonobjecting beneficial owners list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES

  Valid Tender of Shares

     For a stockholder to validly tender Shares pursuant to the Offer, either:
(a)(i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and
(ii) either certificates for tendered Shares ("Share Certificates") must be received by the Depositary at one of such addresses or such tendered Shares must be delivered pursuant to the procedure for book-entry transfer described below (and a Book-Entry Confirmation (as defined herein) received by the Depositary), in each case prior to the Expiration Date; or (b) the tendering stockholder must comply with the guaranteed delivery procedures described below.

  Book-Entry Transfers

     The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility may make book-entry delivery of the Shares by causing the book-entry transfer system to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer

Facility's procedure for such transfer. Although delivery of Shares may be effected through a book-entry transfer at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with its book-entry procedures does not constitute valid delivery to the Depositary.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED AT THE DEPOSITARY. IF DELIVERY IS BY MAIL, THEN INSURED OR REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees

     No signature guarantee on the Letter of Transmittal is required if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on such Letter of Transmittal or (ii) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates not validly tendered, not accepted for payment or not purchased are to be issued or returned to, a person other than the registered holder of the Share Certificates, the tendered Share Certificates must be endorsed in blank or accompanied by appropriate stock powers, signed exactly as the name of the registered holder appears on the Share Certificates with the signature on such Share Certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery

     If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered provided that all of the following guaranteed delivery procedures are duly complied with:

          (a) such tender is made by or through an Eligible Institution;

          (b) the Depositary receives (by hand, mail, telegram or facsimile transmission) on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser; and

          (c) the Share Certificates representing all tendered Shares, in proper form for transfer (or Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange ("NYSE") trading days after the date of such Notice of Guaranteed Delivery. A "NYSE trading day" is any day on which securities are traded on the New York Stock Exchange.

     The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding anything else described in this Offer to Purchase, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of book-entry transfer, an Agent's Message and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates, Book-Entry Confirmations and such other documents are actually received by the Depositary. Under no circumstances will interest be paid by Purchaser on the purchase price of the Shares to any tendering stockholders, regardless of any extension of the Offer or any delay in making such payment.

  Determination of Validity

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares with respect to any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. Neither Purchaser, Intel, the Depositary, the Information Agent nor any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Other Requirements

     By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the Expiration Date), effective when, if and to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. All such proxies will be considered coupled with an interest in the tendered Shares. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares accepted for payment or other securities or rights will, without further action, be revoked, and no subsequent proxies may be given. Such designees of Purchaser will, with respect to such Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper in respect of any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

     Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described herein will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

  Backup Federal Income Tax Withholding

     To prevent backup federal income tax withholding on payments of cash pursuant to the Offer, a United States stockholder tendering Shares in the offer must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a United States stockholder does not provide its correct TIN or fails to provide the certification described herein, under federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payment made to such stockholder pursuant to the Offer. All United States stockholders tendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as a part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which is included with the Letter of Transmittal, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Tendered Shares may be withdrawn at any time prior to the Expiration Date only by following the procedures described below.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn as set forth on such Share Certificates if different from the name of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be furnished to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer described in Section 2 above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with such withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures for withdrawal, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, and its determination will be final and binding. Neither Purchaser, the Depositary, the Information Agent nor any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur any liability for failure to give any such notice.

     Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 2 above at any time on or prior to the Expiration Date.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), promptly after the Expiration Date Purchaser will accept for payment, and will pay for, any and all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with Section 3 above. Subject to applicable rules of the Commission and the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law or government regulation.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates for such Shares (or timely Book-Entry Confirmation of the book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures described in Section 2 above), (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE PURCHASE PRICE OF SHARES TENDERED PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payments will be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of Purchaser's acceptance for payment of Shares. Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or on its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

     If Purchaser is delayed in its acceptance for payment of, or payment for, tendered Shares or is unable to accept for payment or pay for such Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to Purchaser's obligations under Rule 14e-I(c) under the Exchange Act to pay for or return the tendered Shares promptly after the termination or withdrawal of the Offer), the Depositary may, nevertheless, retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described under Section 3 above.

     If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or for any other reason, Share Certificates for any such Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures described in Section 2 above, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility) as promptly as practicable following the expiration or termination of the Offer.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The summary of federal income tax consequences set forth below is for general information only and is based on Purchaser's understanding of the law as currently in effect. The tax consequences to each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, tax exempt organizations, persons who acquired their shares as part of a straddle, hedge or other integrated instrument, and stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer (or the Merger) will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, a stockholder who receives cash for Shares pursuant to the Offer (or the Merger) will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Provided that the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Gain or loss will be calculated and characterized separately for each block of Shares (i.e., a group of Shares with the same tax basis and holding period) tendered pursuant to the Offer. The maximum federal income tax rate applicable to non-corporate taxpayers on long-term capital gain is 20%, and the use of capital losses to offset other income is subject to limitations.

     A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder that does not furnish its TIN may be subject to a penalty imposed by the Internal Revenue Service (the "IRS"). See Section 2.

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS on a timely basis. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an appropriate income tax return on a timely basis.

6. PRICE RANGE OF THE SHARES

     Since December 9, 1997, the Shares have been traded on the NYSE under the symbol "DSP". The Shares were traded on The Nasdaq National Market from the Company's initial public offering on March 7, 1995 until December 8, 1997. The following table sets forth, for the periods indicated, the high and low reported sales prices per share of Company Common Stock as reported by The Nasdaq National Market or the NYSE, as applicable:

                                                                 TRADING
                                                             ----------------
                                                              HIGH      LOW
                                                             ------    ------
Fiscal Year ended December 31, 1997:
  First Quarter............................................  $25.38    $ 7.94
  Second Quarter...........................................  $13.13    $ 6.75
  Third Quarter............................................  $22.38    $10.31
  Fourth Quarter...........................................  $24.56    $10.94
Fiscal Year ended December 31, 1998:
  First Quarter............................................  $17.69    $11.75
  Second Quarter...........................................  $20.00    $13.25
  Third Quarter............................................  $18.00    $ 6.63
  Fourth Quarter...........................................  $17.00    $ 5.25
Fiscal Year ended December 31, 1999:
  First Quarter............................................  $19.94    $13.06
  Second Quarter...........................................  $32.63    $15.81
  Third Quarter............................................  $31.63    $17.69
  Fourth Quarter (through October 19, 1999)................  $35.38    $19.00

     On October 13, 1999, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, according to published sources, the last reported sales price of Company Common Stock on the NYSE was $28.00 per Share. On October 19, 1999, the last full day of trading before the commencement of the Offer, according to published sources, the last reported sales price of Company

Common Stock on the NYSE was $35.125 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR COMPANY COMMON STOCK.

7. CERTAIN INFORMATION CONCERNING THE COMPANY

  General

     The Company is a Delaware corporation with its principal offices located at 20300 Stevens Creek Boulevard, 4th Floor, Cupertino, California 95014.

     The Company is a leading developer of chipsets and products for cellular, personal communication services, and wireless local loop market segments. The Company develops, markets, licenses, and supports application specific integrated circuits and software based on digital signal processing technology for a variety of wireless applications. The Company's products comply with leading standards for Personal Digital Cellular ("PDC"), Time Division Multiple Access ("TDMA"), and Code Division Multiple Access ("CDMA"). The Company's leading customers include Fujitsu, Kenwood Corporation, Kyocera Corporation, Kokusai Electric Corporation, NEC America, Inc., Pioneer Corporation, Sanyo Electronic Co., Sharp Corporation and SK Teletech.

  Available Information

     The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's directors and officers (including their remuneration, stock options granted to them and shares held by them), the principal holders of the Company's securities, and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information are available for inspection and copying at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located in Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees from the Commission's principal office at 450 Fifth Street. N.W., Washington, D.C. 20549. The Commission also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information. In addition, such material should also be available for inspection at the NYSE, 11 Wall Street, New York, New York 10005.

  Summary Financial Information

     Set forth below is certain selected consolidated financial information with respect to the Company and its consolidated subsidiaries contained in the Company's 1998 Annual Report on Form 10-K (the "Company 1998 Annual Report") and the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1999 (the "Company Second Quarter 1999 10-Q") and June 30, 1998 (the "Company Second Quarter 1998 10-Q"). More comprehensive financial information is included in the Company 1998 Annual Report, the Company Second Quarter 1999 10-Q and the Company Second Quarter 1998 10-Q and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to the Company 1998 Annual Report, the Company Second Quarter 1999 10-Q and the Company Second Quarter 1998 10-Q and such other documents and all the financial information (including any related notes) contained therein. The Company 1998 Annual Report, the Company Second Quarter 1999 10-Q and the

Company Second Quarter 1998 10-Q are available for inspection as described below under "Available Information."

                   DSP COMMUNICATIONS, INC. AND SUBSIDIARIES

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      SIX MONTHS ENDED                     YEAR ENDED
                                     -------------------   ------------------------------------------
                                     JUNE 30,   JUNE 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                       1999       1998         1998           1997           1996
                                     --------   --------   ------------   ------------   ------------
                                         (UNAUDITED)
Statement of Income Data:
  Revenues:
     Product.......................  $ 73,738   $ 51,482     $126,874       $ 76,817       $ 85,128
     Technology development........     4,054      2,076        4,223          4,684          3,771
                                     --------   --------     --------       --------       --------
          Total revenues...........    77,792     53,558      131,097         81,501         88,899
  Cost of revenues:
     Product.......................    42,565     26,836       71,236         39,885         44,153
     Technology development........     2,211      1,521        2,698          4,919          3,550
                                     --------   --------     --------       --------       --------
          Total cost of revenues...    44,776     28,357       73,934         44,804         47,703
  Gross profit.....................    33,016     25,201       57,163         36,697         41,196
  Operating expenses:
     Research and development......     7,386      5,116       11,704          6,562          5,311
     Sales and marketing...........     3,100      1,938        4,324          4,078          3,685
     General and administrative....     5,637      4,526        9,536          8,356         12,190
     Charge for acquired in-process
       technology..................        --         --        3,800             --             --
                                     --------   --------     --------       --------       --------
          Total operating
            expenses...............    16,123     11,580       29,364         18,996         21,186
  Operating income.................    16,893     13,621       27,799         17,701         20,010
  Interest and other income, net...     2,738      2,957        5,674          6,332          4,848
                                     --------   --------     --------       --------       --------
  Income before provision for
     income taxes..................    19,631     16,578       33,473         24,033         24,858
  Provision for income taxes.......    (2,159)    (1,740)      (4,101)        (2,634)        (3,108)
                                     --------   --------     --------       --------       --------
  Net income.......................  $ 17,472   $ 14,838     $ 29,372       $ 21,399       $ 21,750
Earnings per share:
  Basic............................  $   0.44   $   0.37     $   0.74       $   0.51       $   0.52
  Diluted..........................  $   0.40   $   0.35     $   0.70       $   0.48       $   0.48
Shares used in computing earnings
  per share:
  Basic............................  $ 39,506   $ 40,281     $ 39,672       $ 41,776       $ 41,865
  Diluted..........................  $ 43,770   $ 42,744     $ 42,021       $ 44,922       $ 45,564
Balance Sheet Data:
  Working capital..................  $121,087   $113,691     $ 95,088       $108,455       $129,230
  Total assets.....................  $169,298   $147,592     $145,237       $142,896       $155,354
  Current liabilities..............  $ 32,345   $ 25,820     $ 33,869       $ 26,993       $ 18,030
  Stockholders' equity.............  $136,953   $128,772     $111,368       $115,903       $155,354

     Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information. Although Intel and Purchaser have no knowledge that any of such information is untrue, neither Intel nor Purchaser takes any responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

  Certain Recent Developments

     On October 15, 1999, the Company announced that revenues for its third quarter ending September 30, 1999 were $41,173,000, an increase of 18% compared to the same period in 1998. Revenues for the nine month period ended September 30, 1999, were $118,965,000, an increase of 34% compared to the same period in 1998. Net income for the third quarter of 1999 was $10,378,000, or 24 cents per share (diluted), compared to $8,739,000, or 21 cents per share (diluted) in the third quarter of 1998. For the nine month period ended September 30, 1999, the Company recorded net income of $27,850,000 or 63 cents per share (diluted), compared to $23,577,000 or 56 cents per share (diluted) in the same period in 1998. The third quarter results reflect a benefit for income taxes resulting from the final tax assessment for the Company's Israeli subsidiaries for prior years.

8. CERTAIN INFORMATION CONCERNING INTEL AND PURCHASER

  General

     Intel is a Delaware corporation with its principal office located at 2200 Mission College Boulevard, Santa Clara, California 95052-8119. Intel designs, develops, manufactures and markets microcomputer components and related products at various levels of integration. Intel's principal components consist of silicon-based semiconductors etched with complex patterns of transistors. Many of these integrated circuits can perform the functions of millions of individual transistors, diodes, capacitors and resistors.

     Purchaser is a Delaware corporation with its principal executive offices located at 2200 Mission College Boulevard, Santa Clara, California 95052-8119. Purchaser is a wholly owned subsidiary of Intel which was organized to acquire the Company and has not conducted any unrelated activities since its organization.

  Summary Financial Information

     Set forth below is certain selected consolidated financial information with respect to Intel and its subsidiaries contained in Intel's 1998 Annual Report to Stockholders (the "Intel 1998 Annual Report") and Intel's Quarterly Report on Form 10-Q for the quarter ended June 26, 1999 (the "Intel 1999 l0-Q"). More comprehensive financial information is included in the Intel 1998 Annual Report, the Intel 1999 10-Q and other documents filed by Intel with the Commission, and the following summary is qualified in its entirety by reference to the Intel 1998 Annual Report, the Intel 1999 10-Q and such other documents and all the financial information (including any related notes) contained therein. The Intel 1998 Annual Report, the Intel 1999 10-Q and such other documents are available for inspection as described below under "Available Information."

                       INTEL CORPORATION AND SUBSIDIARIES

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

                                     SIX MONTHS ENDED                       YEAR ENDED
                                   --------------------    --------------------------------------------
                                   JUNE 26,    JUNE 27,    DECEMBER 26,    DECEMBER 27,    DECEMBER 28,
                                     1999        1998          1998            1997            1996
                                   --------    --------    ------------    ------------    ------------
                                       (UNAUDITED)
Summary of Earnings Data:
  Net revenues...................  $13,849     $11,928       $26,273         $25,070         $20,847
  Operating income...............    4,957       3,387         8,379           9,887           7,553
  Net income.....................    3,748       2,445         6,068           6,945           5,157
  Basic earnings per common
     share.......................     1.13        0.73          1.82            2.12            1.57
  Diluted earnings per common
     share.......................     1.08        0.69          1.73            1.93            1.45
  Weighted average common shares
     outstanding.................    3,317       3,332         3,336           3,271           3,290
  Weighted average common shares
     outstanding, assuming
     dilution....................    3,462       3,543         3,517           3,590           3,551

                                                            AT              AT              AT
                                                         JUNE 26,      DECEMBER 26,    DECEMBER 27,
                                                           1999            1998            1997
                                                        -----------    ------------    ------------
                                                        (UNAUDITED)
Balance Sheet Data:
  Total assets........................................    $32,801        $31,471         $28,880
  Total current liabilities...........................      5,117          5,804           6,020
  Total liabilities...................................      7,329          8,094           9,585
  Total stockholders' equity..........................     25,472         23,377          19,295

  Available Information

     Intel is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. Information, as of particular dates, concerning Intel's directors and officers, their remuneration, stock options and other matters, the principal holders of Intel's securities and any material interest of such persons in transactions with Intel is required to be disclosed in proxy statements distributed to Intel's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the Commission and copies thereof should be obtainable from the Commission in the same manner as is described for the Company in Section 7. In addition, such material should also be available for inspection at The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. Copies of some of Intel's periodic reports and proxy statements may also be obtained from Intel's Internet site on the World Wide Web at http://www.intel.com.

  Directors and Officers

     The name, business address, citizenship, present principal occupation or employment and five-year employment history of each of the executive officers of Intel and Purchaser are set forth in Schedule I hereto.

     Except as described in this Offer to Purchase, (i) neither Intel nor Purchaser nor, to the best of Intel's and Purchaser's knowledge, any of the persons listed in Schedule I hereto, or any associate or subsidiary of Intel, beneficially owns or has any right to acquire directly or indirectly any Shares or has any contract, arrangement, understanding or relationship with any other person with respect to any Shares, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any Shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, and (ii) neither Intel nor Purchaser nor, to the best of Intel's and Purchaser's knowledge, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

     Except as set forth in this Offer to Purchase, since October 20, 1994, neither Intel, Purchaser nor, to the best of Intel's and Purchaser's knowledge, any of the persons listed on Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since October 20, 1994 there have been no contracts, negotiations or transactions between Intel, any of its subsidiaries or, to the best of Intel's and Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition; a tender offer for or other acquisition of securities of any class of the Company; an election of directors of the Company; or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

9. SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by Purchaser to purchase the Shares and consummate the Offer and the Merger will be approximately $1.6 billion. Purchaser will obtain all funds needed for the Offer through a capital contribution, which will be made by Intel to Purchaser at the time the Shares tendered pursuant to the

Offer are accepted for payment. Intel intends to use its available cash on hand to make this capital contribution. Neither the Offer nor the Merger is conditioned on obtaining financing.

10. CERTAIN TRANSACTIONS BETWEEN INTEL AND THE COMPANY

     Except as set forth in this Offer to Purchase, since January 1, 1998, none of Intel or Purchaser or, to the best knowledge of Intel and Purchaser, any of the persons listed on Schedule I hereto, has engaged in any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1998 there have been no contracts, negotiations or transactions between Intel, or any of its subsidiaries or, to the best knowledge of Intel and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition; a tender offer for or other acquisition of securities of any class of the Company; an election of directors of the Company; or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

     On June 2, 1999, Intel and the Company entered into a Standard Non-Disclosure Agreement #4655141, as amended effective August 31, 1999 (the "CNDA"), pursuant to which they agreed to keep confidential each party's business strategy and marketing plans.

11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER AND THE MERGER

     In late March 1999, representatives of Intel contacted representatives of Merrill Lynch to discuss possible strategic relationships between Intel and the Company. On April 13, 1999, representatives of Intel met at the offices of Merrill Lynch with representatives of the Company and representatives of Merrill Lynch. The representatives of the Company presented an overview of the Company and its products. On April 22, representatives of Intel telephoned representatives of the Company and suggested additional meetings to discuss possible relationships between Intel and the Company.

     During May 1999, representatives of Intel held several internal meetings to discuss possible relationships between Intel and the Company, including the possible acquisition of the Company by Intel.

     On June 3, 1999, the Company entered into a Corporate Non-Disclosure Agreement with Intel. Following the execution of such agreement, the Company provided Intel with additional financial and operating information relating to the Company.

     Also on June 4, representatives of the Company and representatives of Merrill Lynch met at Intel with representatives of Intel to discuss the Company's business and financial outlook and to respond to a list of questions previously submitted by Intel to the Company. Following this meeting, the Intel representatives held several internal meetings to discuss the strategic possibilities with the Company.

     On June 18, representatives of the Company and representatives of Merrill Lynch participated in a conference call with representatives of Intel to discuss the Company's financial outlook.

     On July 8 and July 16, representatives of the Company, representatives of Merrill Lynch and representatives of Intel held a meeting at Intel and a conference call, respectively, to further discuss the Company's business and financial position.

     On August 5, representatives of the Company, representatives of Merrill Lynch and representatives of Intel held a meeting at Intel to further discuss the Company's business and financial position.

     On August 12, the Intel representatives held an internal management review meeting to discuss the possible acquisition of the Company.

     On August 13, representatives of Intel telephoned representatives of the Company and representatives of Merrill Lynch to further discuss the process for moving forward with a possible acquisition of the Company by Intel.

     On August 16 and 17, representatives of the Company and Intel held a conference call and a meeting at Intel, respectively, to further discuss the Company's business and its financial outlook. On August 20, 1999, Intel provided the Company with a list of questions seeking financial and operating information relating to the Company.

     During August 24 through August 26, representatives of Intel visited the Company's premises in Israel, conducted further diligence and continued to discuss the Company's operations and business with personnel of the Company in Israel.

     During August 31 through September 1, representatives of the Company and representatives of Merrill Lynch met at Intel with representatives of Intel to further discuss the Company's business and financial outlook and to respond to a list of questions previously submitted by representatives of Intel. The Company provided Parent with additional materials describing the Company and its operations.

     On September 14, during a scheduled internal meeting at Intel, the Intel acquisition team presented management with a review of the cellular market segment strategy and with information concerning possible acquisition of the Company.

     On September 15, management at Intel briefed the Board of Directors of Intel on the status of discussions with the Company.

     During September 22 through September 24, representatives of Intel visited the Company's premises in Israel to conduct additional diligence and to further discuss the Company's products and business with the Company's management personnel.

     On September 29, representatives of Intel telephoned representatives of Merrill Lynch and indicated Intel's possible willingness to acquire the Company pursuant to a stock-for-stock merger at an exchange ratio consistent with each company's current trading value. Representatives of Merrill Lynch indicated the Company would not be willing to consider any offer that did not contemplate a significant premium over the then current market value of the Shares.

     On September 30, representatives of the Company and representatives of Intel met in San Francisco to discuss the issues relating to the terms of a possible acquisition of the Company by Intel, including price, form of consideration and transaction structure.

     On October 2, representatives of Intel met in San Francisco with representatives of the Company to discuss further various issues relating to the acquisition of the Company by Intel, including the price that would be paid for the Shares and whether such price should be in the form of cash or shares of Intel's common stock. At this meeting, Intel stated that it was tentatively considering an acquisition of the Company pursuant to a cash tender offer at $36 per share, contingent on satisfactory due diligence, the negotiation of satisfactory definitive agreements and the approval of the acquisition by the Boards of Directors of both Intel and the Company.

     On October 3, representatives of Intel participated in a conference call with representatives of the Company, representatives of Merrill Lynch and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, to discuss the process for moving forward with an acquisition of the Company by Intel pursuant to a cash tender offer at $36 per share followed by a merger of a subsidiary of Intel with and into the Company, subject to satisfactory due diligence, the negotiation of satisfactory definitive agreements and the approval of the acquisition by both Boards. The parties verbally committed to continue negotiating until midnight October 14.

     The parties immediately began intensive due diligence and the negotiation of a definitive agreement. Between October 4 and October 13, numerous meetings were held by telephone and at the San Francisco offices of Gibson, Dunn & Crutcher LLP, outside counsel to Intel, among representatives of Intel, the Company, Gibson, Dunn & Crutcher LLP, and Skadden, Arps, Slate, Meagher & Flom LLP to conduct due diligence, request additional information and negotiate a definitive merger agreement and related agreements.

     On October 11, the Board of Directors of Intel held a telephonic meeting to discuss the proposed acquisition of the Company. Intel management informed the Board of Directors of the status of the diligence investigation of the Company and of the status of the negotiations of the Merger Agreement. After these discussions, the Board of Directors approved the proposed acquisition of the Company by Intel.

     During the early morning of October 14, 1999, the Company, Intel and Purchaser executed and delivered the Merger Agreement, the Company and Intel executed and delivered the Stock Option Agreement, and Intel and Purchaser executed and delivered a Tender Agreement with each of Davidi Gilo and Joseph Perl. In addition, various members of the Company's senior management entered into employment agreements with Intel.

     On the morning of October 14, 1999, the Company and Intel issued a joint press release announcing the execution of the Merger Agreement. A copy of that press release is filed as Exhibit (a)(9) to this Schedule 14D-1.

12. PURPOSE OF THE OFFER AND THE MERGER AGREEMENT

     The purpose of the Offer is for Intel to acquire, indirectly, the entire equity interest in the Company. The purpose of the Merger is for Intel to acquire all of the equity interest in the Company not acquired pursuant to the Offer. Upon consummation of the Merger, the Company will become a direct, wholly owned subsidiary of Intel. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt transfer of ownership of the equity interest in the Company from the Company's stockholders to Intel and to provide them with cash for all of their Shares.

     Under the DGCL, the approval of the Company Board and, under certain circumstances, the affirmative vote of the holders of a majority of the outstanding Shares present at a duly constituted meeting are required to approve and adopt the Merger Agreement and the transactions contemplated thereby. If a vote of the stockholders is required, the Company has agreed in the Merger Agreement to take all actions necessary to convene and hold a meeting of its stockholders (the "Stockholders' Meeting"), as promptly as practicable after the acceptance for payment of Shares pursuant to the Offer, to consider and vote upon the adoption and approval of the Merger Agreement and the transactions contemplated thereby, if such action is required under the DGCL. A proxy statement containing detailed information concerning the Merger will be furnished to stockholders of the Company in connection with any Stockholders' Meeting. Notwithstanding the foregoing, if, following consummation of the Offer, Intel, Purchaser and/or any other subsidiary of Intel owns at least 90% of the outstanding Shares, the parties will take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Stockholders' Meeting in accordance with the DGCL.

     At a meeting duly called and held on October 13, 1999, the Company Board
(i) after evaluating the Merger, determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are at a price and on terms that are fair and in the best interests of the Company and its stockholders; (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in all respects; and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Purchaser and approve and adopt the Merger Agreement and the Merger. As described above, the only remaining corporate action of the Company that may be required is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the holders of a majority of the Shares. If the Minimum Condition is satisfied, Intel will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder of the Company. Under the Merger Agreement, Intel has agreed to vote, or cause to be voted, at any such meeting all Shares owned by it, Purchaser or any other subsidiary of Intel in favor of the Merger. If Intel acquires at least 90% of the Shares in the Offer, under the DGCL, it will be able to consummate the Merger without a vote of the Company's stockholders.

     Furthermore, the Stock Option Agreement permits Intel to purchase up to 8,000,000 shares of Company Common Stock at an exercise price of $36 per share under certain specified circumstances. Among other circumstances permitting Intel to exercise its option, Intel may exercise its option to the extent necessary so that the number of shares to be acquired pursuant to the option plus the number of tendered Shares will, upon issuance of the option shares, equal at least ninety percent (90%) of the issued and outstanding Shares of the Company. The purchase of Shares pursuant to its option may, under certain circumstances, allow Intel to increase its ownership of Shares above 90% in order to consummate the Merger without a vote of the stockholders of the Company. The option is also exercisable upon a termination of the Merger Agreement in a manner obligating the Company to pay Intel $45 million as liquidated damages (see "THE TENDER OFFER -- 13. The Merger Agreement, the Stock Option Agreement and the Voting Agreements"). In addition, Intel reserves the right to purchase additional Shares in the open market.

13. THE MERGER AGREEMENT, THE STOCK OPTION AGREEMENT AND THE VOTING AGREEMENTS

     THE MERGER AGREEMENT

     The following is only a summary of certain provisions of the Merger Agreement. Company stockholders should read the Merger Agreement in its entirety. A copy of the Merger Agreement is filed with the Commission as an exhibit to Intel's and Purchaser's Tender Offer Statement on Schedule 14D-1.

     The Offer. The Merger Agreement provides for the making of the Offer. Pursuant to the Offer, each tendering stockholder will receive the Offer Price for each Share tendered in the Offer. Purchaser's obligation to accept for payment or pay for Shares is subject to the satisfaction of the conditions that are described in "THE TENDER OFFER -- 18. Certain Conditions of the Offer," including the Minimum Condition. Pursuant to the Merger Agreement, Purchaser expressly reserves the right to waive any of the conditions to the Offer (except as otherwise provided in the Merger Agreement), and to make any change in the terms or conditions of the Offer; provided that, without the written consent of the Company, Purchaser may not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) add additional conditions to the Offer, (v) amend the conditions to the Offer set forth in Annex A to the Merger Agreement to broaden their scope, (vi) amend any other term of the Offer in a manner adverse to the holders of the Shares, (vii) extend the Offer except as permitted by the terms of the Merger Agreement, or (viii) amend or waive the Minimum Condition.

     Notwithstanding the foregoing, Purchaser may, without the consent of the Company Board, (i) from time to time extend the Offer if at the scheduled Expiration Date any conditions of the Offer have not been satisfied or waived,
(ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission applicable to the Offer or (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than ten business days beyond the latest Expiration Date that would otherwise be permitted under clause (i) or (ii) of this sentence if, on such Expiration Date, there have not been tendered at least 90% of the outstanding Shares. In addition, if at the time of any scheduled Expiration Date any one or more of the conditions to the Offer set forth on Annex A to the Merger Agreement are not satisfied and none of the events set forth in paragraphs (a) through (f) of Annex A to the Merger Agreement that would permit Purchaser not to accept tendered Shares for payment has occurred and is continuing, then, provided that such conditions are reasonably capable of being satisfied, Purchaser will extend the Offer from time to time unless any such condition is no longer reasonably capable of being satisfied or any such event has occurred. In no event, however, will Purchaser be required to extend the Offer beyond January 31, 2000 (provided that if on January 31, 2000, any applicable waiting period under the HSR Act has not expired or terminated and none of the events set forth in paragraphs (a) through (f) of Annex A to the Merger Agreement that would permit Purchaser not to accept Shares tendered for payment has occurred and is continuing, then such January 31, 2000 date shall be automatically extended to April 30, 2000).

     Board Representation. Promptly upon the purchase by Purchaser of the Shares pursuant to the Offer and if the Minimum Condition has been met, Intel will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (determined after giving effect to the directors elected pursuant to this sentence) and the percentage that the aggregate number of Shares so purchased bears to the total number of Shares then outstanding on a fully diluted basis. Notwithstanding the foregoing, the Company will use its best efforts to ensure that two of the members of the Company Board as of October 13, 1999 (the "Continuing Directors") will remain members of the Company Board until the effective time of the Merger (the "Effective Time"). If a Continuing Director resigns from the Company Board, Intel, Purchaser and the Company will permit the remaining Continuing Director or Directors to appoint the resigning Director's successor who will be deemed to be a Continuing Director. Following the election or appointment of Intel's designees to the Company Board pursuant to the Merger Agreement and prior to the Effective Time, if there are any Continuing Directors, any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Intel or Purchaser or any waiver of any of the Company's rights under the Merger Agreement or any other determination with respect to any action to be taken or not to be taken by the Company relating to the Merger Agreement, will require the concurrence of a majority of such Continuing Directors. The Company's obligation to appoint designees of Intel to the Company Board will be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

     The Merger. As soon as practicable after the satisfaction or waiver of the conditions to the Merger, Purchaser will be merged with and into the Company, as a result of which the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and a wholly owned subsidiary of Intel. The Effective Time will occur at the date and time that a certificate of merger or a certificate of ownership and merger in such form as is required by the DGCL (the "Certificate of Merger") is filed with the Secretary of State of the State of Delaware, or such later time as Intel and the Company may agree upon and as may be set forth in the Certificate of Merger. The Surviving Corporation will continue its corporate existence under the laws of the State of Delaware. The Certificate of Incorporation of Purchaser in effect at the Effective Time will be the Certificate of Incorporation of the Surviving Corporation. The bylaws of Purchaser in effect at the Effective Time will be the bylaws of the Surviving Corporation. The directors of Purchaser at the Effective Time will be the initial directors of the Surviving Corporation until their successors are duly elected and qualified, and the officers of Purchaser at the Effective Time will be the initial officers of the Surviving Corporation until their successors are duly elected and qualified.

     Consideration to be Paid in the Merger. In the Merger, each outstanding Share (except for Excluded Shares) will be converted into the right to receive the Offer Price, without interest thereon (the "Merger Consideration"). Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

     Rights of Stockholders in the Merger. No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, stockholders of the Company who have not sold their Shares will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the DGCL ("Section 262") will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence of the foregoing, the fair value determined in any appraisal proceeding could be the same as or more or less than the Merger Consideration.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTION 262 INCLUDED HEREWITH IN ANNEX A. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     Options. At the Effective Time, options to purchase Shares granted to employees of the Company under the Company's 1995 Employee and Consultant Stock Plan, 1996 Stock Option Plan, 1994 Employee and Consultant Stock Option Plan, 1998 Non-Qualified Stock Option Plan, and 1996 Nonstatutory Employee and Consultant Stock Option Plan (collectively, the "Option Plans"), which are then outstanding and unexercised, will be converted automatically into options to purchase shares of common stock, par value $.001 per share, of Intel ("Intel Common Stock") and Intel will assume each such Option Plan, subject to the terms of the applicable Option Plans. In each case, the number of shares of Intel Common Stock purchasable upon exercise of an assumed option will be equal to the number of Shares that were purchasable under such assumed option immediately prior to the Effective Time multiplied by the Exchange Ratio (as defined below), and rounded down to the nearest whole share. Further, the per share exercise price under each such assumed option will be adjusted by dividing the per share exercise price of each such assumed option by the Exchange Ratio, and rounding up to the nearest cent. The terms of each assumed option will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Intel Common Stock on or subsequent to the Effective Time. The duration and other terms of the Option Plans will be the same as the original options except that all references to the Company will be deemed to be references to Intel. The "Exchange Ratio" shall be equal to the ratio obtained by dividing the Offer Price by the closing price of one share of Intel Common Stock on the Nasdaq National Market on the trading day immediately preceding the Effective Time.

     Notwithstanding the foregoing, the Merger Agreement provides that if Purchaser accepts Shares for purchase in the Offer, Intel and Purchaser will not terminate the Merger Agreement, and will not take any action that would allow the Company to terminate the Merger Agreement, until Intel has offered the holders of the Assumed Options the opportunity, after not less than five (5) business days notice, to have such Assumed Options assumed by Intel. With respect to any such assumption of Assumed Options, all references to the Effective Time in the previous paragraph shall instead refer to the date of such assumption.

     By virtue of the execution of the Merger Agreement, options to purchase Shares under the Company's 1995 Director Stock Option Plan immediately became fully vested and exercisable and shall remain exercisable until the closing date of the Merger and, following such closing date, such options shall expire and terminate and be of no further force or effect. With respect to the Company's 1995 Employee Stock Purchase Plan (the "ESPP"), the Offering Period (as defined in the ESPP) which is in effect as of October 13, 1999 (or, if the Closing Date shall occur during an Offering Period which shall have commenced following the Offering Period in effect as of October 13, 1999, such subsequent Offering Period) shall be shortened such that the New Exercise Date (as defined in the ESPP) shall be the closing date of the Merger.

     Representations and Warranties. The Merger Agreement contains representations and warranties by the Company, on the one hand, and Intel and Purchaser, on the other hand. The terms of a limited number of the Company's representations and warranties provide that the Company will only be in breach the applicable representation or warranty if the effect of the breach has a "Material Adverse Effect on the Company." Material Adverse Effect on the Company is defined in the Merger Agreement as any circumstance, change in, or effect on the Company and its subsidiaries, taken as a whole, that is, or is reasonably likely in the foreseeable future to be, materially adverse to the operations, financial condition, earnings or results of operations, or the business (financial or otherwise), of the Company and its subsidiaries, taken as a whole, provided that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect on the Company: (i) a change in the market price or trading volume of the Company Common Stock, (ii) conditions affecting the wireless communications components industry as a whole,
(iii) a failure by the Company to meet internal earnings or revenue projections or the earnings or revenue projections of equity analysts, provided that, except for delays and disruptions in the fabrication of chips by the Company's major suppliers, this clause (iii) does not exclude any underlying change, effect, event, occurrence, state of facts or developments that resulted in such failure to meet such projections; (iv) any disruption of customer or supplier relationships arising out of or resulting from actions contemplated by the parties in connection with, or which is attributable to, the execution and announcement of the Merger Agreement or to the identity of Intel; or (v) the termination of the ASIC Patent License Agreement dated as of October 3, 1995 by and between the Company and Qualcomm Incorporated. The terms of a limited number of Intel's and the Purchaser's representations and warranties provide that Intel and the Company will only be in breach of the applicable representation or warranty if the breach has a "Material Adverse Effect on Intel." Material Adverse Effect on Intel is defined in the Merger Agreement as any circumstance, change in or effect on (or circumstance, change in, or effect involving a prospective change in) Intel and its subsidiaries, taken as a whole, that materially and adversely affects the ability of Intel and/or Purchaser to consummate the Offer or the Merger.

     The representations and warranties of the Company, on the one hand, and Intel and the Purchaser, on the other hand, include:

     - due organization, existence and good standing (including, in the case of the Company, its subsidiaries); qualification to do business (including, in the case of the Company, its subsidiaries) except where the failure to be so qualified would not have a Material Adverse Effect on the Company or a Material Adverse Effect on Intel, as the case may be; and, in the case of the Company, a true and complete listing of its equity investments.

     - corporate power and authority to enter into the Merger Agreement and perform its obligations under the Merger Agreement and, in the case of the Company, the Stock Option Agreement; proper execution, delivery and enforceability of the Merger Agreement and, in the case of the Company, the Stock Option Agreement.

     - accuracy of the information about the Company in the proxy statement and accuracy of the information about Intel and Purchaser in the offer documents and the proxy statement.

     - governmental and third-party approvals and compliance of the Merger Agreement and, in the case of the Company, the Stock Option Agreement, with each party's charter documents, material agreements and applicable law.

     - absence of material legal proceedings and injunctions.

     - absence of broker's fees arising from the transactions contemplated by the Merger Agreement.

     - in the case of Intel and Purchaser, that they will have the funds necessary to acquire the Shares and that, as of October 13, 1999, neither of them is the beneficial owner of any shares of Company Common Stock.

     The Merger Agreement contains additional representations and warranties of the Company. These include:

     - capitalization of the Company and its subsidiaries.

     - approval of the Offer, the Merger, the Merger Agreement and the Stock Option Agreement by the Company Board.

     - filings with the Commission and accuracy of financial statements.

     - absence of existing defaults under its charter documents, material agreements and applicable law.

     - absence of undisclosed liabilities of the Company and its subsidiaries (other than liabilities incurred after June 30, 1999 in the ordinary course of business, consistent with past practice, no one or group of which, taken together, constitutes a Material Adverse Effect on the Company), and since June 30, 1999, no events, changes or effects with respect to the Company or its subsidiaries that, individually or in the aggregate, have had or reasonably would be expected to have, a Material Adverse Effect on the Company.

     - the Company's and its subsidiaries' possession of all material permits, licenses, variances, exemptions, orders and approvals necessary for the lawful conduct of their respective businesses and compliance with applicable laws.

     - employee benefit plans, labor, employment and related matters.

     - no releases of hazardous material (except for those which, individually on in the aggregate, would not have a Material Adverse Effect on the Company) and no violations of environmental laws (except for those which, individually on in the aggregate, would not have a Material Adverse Effect on the Company).

     - payment of taxes and filing of tax returns.

     - intellectual property.

     - "Year 2000" capability.

     - foundry relationships.

     - insurance.

     - certain business practices.

     - product warranties and guaranties.

     - suppliers and customers.

     - grants, incentives and subsidies.

     No representations or warranties made by the Company, Intel or Purchaser will survive beyond the Effective Time.

     Conduct of Business Before the Merger. Each of the Company, Intel and Purchaser has agreed to do certain things before the Merger occurs.

     The Company has agreed to, and to cause each of its subsidiaries, to:

     - conduct its operations in the ordinary course consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of the Merger Agreement.

     - use all commercially reasonable efforts to preserve intact its business organization.

     - use all commercially reasonable efforts to keep available the services of its current officers and employees.

     - use all commercially reasonable efforts to preserve its relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it.

     Intel and the Company have also agreed to:

     - use all reasonable efforts to do all things reasonably necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by the Merger Agreement, including the making of required filings, the obtaining of consents and approvals of all third parties and governmental authorities necessary or advisable to consummate the Merger, and contesting any legal proceedings relating to the Merger.

     - consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to the HSR Act or any other foreign, federal, or state antitrust, competition, or fair trade law.

     - not issue any press release or make any other public statements without the prior consent of the other party.

     - promptly tell the other party about (a) any events or circumstances that would cause or would be likely to cause any representations or warranties to not be true or (b) any material failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied under the Merger Agreement.

     Subject to certain agreed exceptions, the Company has agreed for itself and on behalf of its subsidiaries not to:

     - amend its charter documents.

     - issue or agree to issue any stock of any class or any other securities or equity equivalents, except for the issuance and sale of Shares pursuant to Company Stock Options outstanding as of October 13, 1999.

     - split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution of any kind in respect of its capital stock.

     - adopt a plan of complete or partial liquidation, dissolution, merger or other reorganization other than the Merger.

     - alter any subsidiary's corporate structure or ownership.

     - incur or assume any debt, except under existing lines of credit in the ordinary course of business or amend the terms of any existing debt.

     - become responsible for the obligations of any other person except for third party guarantees and lease agreements not to exceed $500,000 in the aggregate, and obligations of the Company's subsidiaries incurred in the ordinary course of business consistent with past practice.

     - make any loans to or investments in any other person, except to subsidiaries and customary loans or advances to employees in the ordinary course of business consistent with past practice.

     - encumber its capital stock.

     - mortgage or pledge any of its material assets or create or permit any material lien on those assets.

     - except as required by law, enter into, adopt, amend or terminate any employee compensation, benefit or similar plan or increase any compensation or fringe benefits.

     - grant any severance or termination pay, except as required by law or by any written agreements existing on October 13, 1999.

     - voluntarily accelerate the vesting of any stock options.

     - sell, license or dispose of any material assets in any single transaction or series of related transactions having a fair market value in excess of $350,000 in the aggregate, except for sales of products and licenses of software in the ordinary course of business consistent with past practices.

     - enter into any exclusive license, distribution, marketing, sales or other agreements.

     - other than with respect to internal use in the ordinary course of business consistent with past practices, license any source code to any third party.

     - except as required as a result of a change in law or in generally accepted accounting principles, change any of its accounting principles, practices or methods.

     - revalue in any material respect any of its assets other than in the ordinary course of business consistent with past practice or as required by generally accepted accounting principles.

     - acquire any other business or entity or any equity interest therein.

     - enter into any material agreement.

     - modify or waive any right under any material contracts.

     - modify its standard product warranty terms or modify any existing product warranties in any material and adverse manner.

     - authorize any new or additional capital expenditure(s) that in the aggregate are in excess of $50,000 per month.

     - authorize any new or additional manufacturing capacity expenditure or expenditures for any manufacturing capacity contracts or arrangements.

     - acquire any other asset or related group of assets in a single transaction or series of related transactions with a cost in excess of $1,000,000 or permit all such acquisitions taken together to exceed $3,000,000.

     - make any material tax election or settle or compromise any material income tax liability.

     - permit any insurance policy naming it as a beneficiary or loss payee to expire, be canceled or be terminated, except if a comparable insurance policy is obtained and in effect.

     - fail to file any tax returns when due or fail to cause such tax returns when filed to be complete and accurate in all material respects.

     - fail to pay any taxes or other material debts when due.

     - settle or compromise any legal proceeding that relates to the Merger Agreement, the settlement or compromise of which involves more than $1,500,000 or would otherwise be material to the Company, or relates to any intellectual property matters.

     - take or fail to take any action that could reasonably be expected to limit the use of any net operating losses, built-in losses, tax credits or other similar items.

     - take or fail to take any action that could reasonably be expected to cause any transaction intended by the Company or its subsidiaries to be a reorganization under Section 368(a) under the Internal Revenue Code to fail to qualify as such a reorganization.

     - take or agree in writing or otherwise to take any of the actions described above.

     The Company also has agreed that it will:

     - upon reasonable notice, provide Intel with reasonable access to the Company's employees, plants, offices, warehouses and other facilities and to all books and records and personnel files of current employees of the Company and its subsidiaries as Intel may reasonably require, and cause its officers and those of its subsidiaries to furnish Intel with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Intel may from time to time reasonably request.

     - provide Intel with periodic financial information.

     - provide Intel with reasonable access to the Company's employees to, among other things, deliver offers of continued employment and provide information to the employees about Intel.

  Acquisition Proposals.

     The term "Third Party Acquisition" is used herein to mean any of the following:

     - an acquisition of the Company by anyone other than Intel, Purchaser or any of their affiliates.

     - the acquisition of any material portion (which includes 15% or more) of the assets of the Company and its subsidiaries, other than the sale of its products in the ordinary course of business consistent with past practices.

     - an acquisition of 15% or more of the outstanding Shares.

     - the Company's adoption of a plan of liquidation or declaration or payment of an extraordinary dividend.

     - the Company's or any of its subsidiaries' repurchase of more than 15% of the outstanding Shares.

     - the Company's or any of its subsidiaries' acquisition of any interest or investment in any business whose annual revenues, net income or assets is equal to or greater than 15% of the annual revenues, net income or assets of the Company.

     The Company has agreed that it will:

     - cease any discussions or negotiations with any other persons with respect to any Third Party Acquisition.

     - request each person that has executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of its subsidiaries to return all confidential information heretofore furnished to such person by or on behalf of the Company or any of its subsidiaries.

     - not, directly or indirectly, encourage, solicit, participate in or initiate discussions with, or provide any information to anyone except Intel and Purchaser concerning, any Third Party Acquisition; provided, however, that nothing herein shall prevent the Company Board from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender or exchange offer.

     - notify Intel if the Company or any of its subsidiaries or affiliates receives any proposal or inquiry concerning a Third Party Acquisition.

     - provide a copy of any written agreements, proposals, or other materials the Company receives about a Third Party Acquisition.

     - advise Intel from time to time of the status and any developments concerning any Third Party Acquisition.

     Except as described below, the Company Board will not withdraw or modify its recommendation of the Offer or the Merger. It also may not approve, recommend, cause or permit the Company to enter into any agreement or obligation relating to any Third Party Acquisition. However, if the Company Board determines in its good faith judgment, after consultation with and based upon the advice of legal counsel, that its fiduciary duties require it to do so, the Company Board may withdraw its recommendation of the Offer or the Merger or approve or recommend any bona fide proposal to acquire, directly or indirectly, solely for cash and/or securities, all Company Common Stock then outstanding, or all or substantially all of the Company's assets:

     - that is fully financed and contains terms that the Company Board by a majority vote determines in good faith, based as to the financial terms on the written advice of the Company's financial advisor or another financial advisor of nationally recognized reputation, to be more favorable to the Company's stockholders than the Merger; and

     - that the Company Board by a majority vote determines in its good faith judgment (following and based on consultation with the Company's financial adviser or another financial advisor of nationally recognized reputation and its legal or other advisers) to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal); and

     - that does not contain a right of first refusal or right of first offer with respect to any counter-proposal that Intel may make; and

     - that does not contain any financing or "due diligence" condition.

     An offer that has all of these characteristics is sometimes referred to herein as a "Superior Proposal."

     The Company Board may only withdraw its recommendation of the Offer or the Merger or approve or recommend any Superior Proposal (a) after providing written notice to Intel advising Intel that the Company Board has received a Superior Proposal, specifying the material terms and conditions and identifying the person making the Superior Proposal, and (b) if Intel does not, within five business days of receipt of such proposal, make an offer that the Company Board by a majority vote determines in good faith, based, as to the financial terms, on the written advice of the Company's financial adviser or another financial advisor of nationally recognized reputation, to be at least as favorable to the Company stockholders as the Superior Proposal. If Intel fails to make this offer, the Company may enter into an agreement with respect to the Superior Proposal only if the Merger Agreement is concurrently terminated in accordance with its terms and the Company has paid all amounts owing to Intel as a result of such termination (as described below under "-- Termination of the Merger Agreement -- Liquidated Damages and Expenses").

     Conditions to the Merger. The obligation of each of the Company, Intel and Purchaser to consummate the Merger is subject to the satisfaction of each of the following conditions:

     - the Merger Agreement has been approved and adopted by the requisite vote of the Company's stockholders, if such vote is required by applicable law.

     - no law or order by any United States federal or state court or governmental authority prohibits, restrains, enjoins or restricts the Merger.

     - all governmental or regulatory notices, approvals or other requirements necessary to consummate the transactions contemplated by the Merger Agreement and to operate the Company's business after the Effective Time in all material respects as it was operated prior thereto (other than under the HSR Act) shall have been given, obtained or complied with, as applicable (other than under the HSR Act).

     - the proxy statement, if required to be prepared and disseminated to the Company's stockholders, shall have been cleared by the Commission and shall not be the subject of any stop order.

     The Company will not be required to complete the Merger unless:

     - Intel's and Purchaser's representations and warranties in the Merger Agreement are true and correct at and as of the Effective Time (except to the extent that the aggregate of all breaches thereof would not have a Material Adverse Effect on Intel).

     - Intel and Purchaser shall have performed in all material respects each of its covenants and obligations to be performed at or before the Effective Time.

     Intel and Purchaser will not be required to complete the Merger unless:

     - the Company's representations and warranties in the Merger Agreement shall be true and correct at and as of the Effective Time (except to the extent that the aggregate of all breaches thereof would not have a Material Adverse Effect on the Company).

     - the Company shall have performed in all material respects each of its covenants and obligations to be performed at or before the Effective Time.

     - since June 30, 1999, there have been no events, changes, or effects, individually or in the aggregate, with respect to the Company or its subsidiaries that constitute a Material Adverse Effect on the Company.

     - in connection with complying with any applicable law (including the HSR
       Act) or obtaining any requisite consent, Intel will not be (i) required, or be construed to be required, to sell or divest any assets or business or to restrict any business operations in order to obtain the consent or successful termination of any review of any governmental entity regarding the transactions contemplated by the Merger Agreement or (ii) prohibited from owning, and no material limitation shall be imposed on Intel's ownership of, any material portion of the Company's business or assets.

     Assurances cannot be given that all of the conditions to completing the Merger will be satisfied.

     Termination. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, before or after it has been approved by the Company's stockholders. This termination may occur in the following ways:

     - Intel, Purchaser and the Company mutually agree to terminate it.

     - Intel and Purchaser, or the Company, decides to terminate it because:

        1. any U.S. state or federal court or other U.S. governmental authority has issued a non-appealable, final order restraining, enjoining or otherwise prohibiting the Merger; or

        2. the Merger is not completed by April 30, 2000 (provided that if the January 31, 2000 date described below in "THE TENDER OFFER -- 18. Certain Conditions of the Offer" is automatically extended, as described in such section, to April 30, 2000, then this April 30, 2000 date shall be automatically extended to July 31, 2000) (as the case may be, the "Final Date"), unless the failure to complete the Merger by that date is due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement.

     - The Company decides to terminate it because:

        1. Intel's and Purchaser's representations or warranties in the Merger Agreement are breached or are untrue such that the conditions to the Company's obligation to complete the Merger would be incapable of being satisfied by the Final Date, so long as the Company has not breached its own obligations under the Merger Agreement in any material respect;

        2. Intel or Purchaser fails to perform its agreements in the Merger Agreement, and this failure has a Material Adverse Effect on Intel or materially adversely affects (or materially delays) the ability of the Company to consummate the Merger, and Intel and Purchaser, as the case may be, has not cured such breach within five business days after notice by the Company thereof and provided that the Company has not breached its own obligations under the Merger Agreement in any material respect;

        3. the Company Board has received a Superior Proposal and responded in a way that permitted termination of the Merger Agreement, including the payment of liquidated damages and expenses to Intel; or

        4. Intel shall have failed to commence the Offer within five business days following the date of the initial public announcement of the Offer or if, by the date described below in "THE TENDER

           OFFER -- 18. Certain Conditions of the Offer," Purchaser shall have terminated the Offer; provided that the Company has not breached its own obligations under the Merger Agreement in any material respect that in any manner shall have proximately contributed in any material respect to the foregoing failure.

     - Intel or Purchaser decides to terminate it because:

        1. the Company's representations or warranties in the Merger Agreement are breached or are untrue such that the conditions to Intel's and Purchaser's obligations to complete the Merger would be incapable of being satisfied by the Final Date, so long as neither Intel nor Purchaser has breached its own obligations under the Merger Agreement in any material respect;

        2. the Company fails to perform its agreements in the Merger Agreement, and this failure has a Material Adverse Effect on the Company or materially adversely affects (or materially delays) the ability of Purchaser to consummate the Offer or the ability of Intel, Purchaser or the Company to consummate the Merger, and the Company has not cured such breach within 5 business days after notice by Intel or Purchaser thereof and provided that neither Intel nor Purchaser has breached its own obligations under the Merger Agreement in any material respect;

        3. the Company Board has recommended a Superior Proposal to the Company's stockholders;

        4. the Company Board has withdrawn or adversely modified its approval or recommendation of the Merger Agreement, the Offer or the Merger;

        5. at any time after the date on which Purchaser has accepted Shares for payment pursuant to the Offer, the Company Board has stopped using all reasonable efforts to hold a stockholders' meeting to vote on the Merger; or

        6. due to an occurrence, that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions described below in "THE TENDER OFFER -- 18. Certain Conditions of the Offer," Purchaser shall have failed to commence the Offer within five business days following the date of the initial public announcement of the Offer, or Purchaser has terminated the Offer in accordance with the provisions described below in "THE TENDER OFFER -- 18. Certain Conditions of the Offer;" provided that neither Intel nor Purchaser has breached its own obligations under the Merger Agreement in any material respect that in any manner shall have proximately contributed in any material respect to the failure to commence or termination of the Offer.

     Effect of Termination. Upon termination, the Merger Agreement becomes void provided that the confidentiality and fees and expenses provisions remain in effect. Also, termination will not relieve either party from liability for any intentional breach by it of any covenant in the Merger Agreement before it was terminated. No representations or warranties made by the Company, Intel or Purchaser shall survive beyond a termination of the Merger Agreement.

     Liquidated Damages and Expenses. The Company has agreed to pay Intel $45 million as liquidated damages if the Merger Agreement is terminated as follows:

     - It is terminated by the Company because the Company Board received a Superior Proposal and responded in a way that permitted its termination.

     - It is terminated by Intel and Purchaser because the Company Board recommended to the Company's stockholders a Superior Proposal or the Company Board withdrew or adversely modified its approval or recommendation of the Merger Agreement, the Offer or the Merger.

     - It is terminated by Intel and Purchaser because of a failure by the Company to perform its agreements in the Merger Agreement which entitles Intel and Purchaser to terminate the Merger Agreement, and either (a) at the time of such termination, an offer by a third party to consummate a Company Acquisition (as defined below) is outstanding or has been publicly announced (and not withdrawn), and such Company Acquisition occurs, or (b) within six months of termination, the Company enters into an agreement with respect to a Company Acquisition or the Company publicly announces a plan or proposal with respect to a Company Acquisition and that Company Acquisition having a per share valuation at the time of announcement that is more favorable to the Company's stockholders than the Merger occurs. As used herein, a "Company Acquisition" means the occurrence of any of the following events: (i) the acquisition by a Third Party of fifty percent (50%) or more of the assets of the Company and its subsidiaries, taken as a whole; (ii) the acquisition by a Third Party of fifty percent (50%) or more of the outstanding Shares or any securities convertible into or exchangeable for Shares that would constitute fifty percent (50%) or more of the outstanding Shares upon such conversion or exchange, or any combination of the foregoing; (iii) the acquisition by the Company of the assets or stock of a Third Party if, as a result of which the outstanding Shares of the Company immediately prior thereto are increased by one hundred percent (100%) or more, or (iv) the merger, consolidation or business combination of the Company with or into a Third Party, where, following such merger, consolidation or business combination, the stockholders of the Company immediately prior to such transaction do not hold, immediately after such transaction, securities of the surviving entity constituting more than fifty percent (50%) of the total voting power of the surviving entity.

     - It is terminated by Intel and Purchaser due to the Minimum Condition not being satisfied which entitles Intel or Purchaser to terminate the Merger Agreement, and either (a) at the time of such termination, an offer by a third party to consummate a Company Acquisition is outstanding or has been publicly announced (and not withdrawn), and such Company Acquisition occurs, or (b) within six months of termination, the Company enters into an agreement with respect to a Company Acquisition or the Company publicly announces a plan or proposal with respect to a Company Acquisition and that Company Acquisition having a per share valuation at the time of announcement that is more favorable to the Company's stockholders than the Merger occurs.

     In addition, the Company has agreed to pay Intel up to $5 million as reimbursement of its fees and expenses if the Merger Agreement is terminated as follows:

     - It is terminated by Intel and Purchaser due to a failure to satisfy any of the conditions described below in "THE TENDER OFFER -- 18. Certain Conditions of the Offer" under circumstances where the termination fee is payable.

     - It is terminated by the Company because the Company Board received a Superior Proposal and responded in a way that permitted its termination.

     - It is terminated by Intel and Purchaser because the Company's representations or warranties in the Merger Agreement are untrue as of October 13, 1999 such that the conditions to Intel's and Purchaser's obligations to complete the Merger could not be satisfied by the Final Date, so long as neither Intel nor Purchaser has breached its own obligations under the Merger Agreement in any material respect.

     - It is terminated by Intel and Purchaser because the Company fails to perform its agreements in the Merger Agreement, and this failure has a Material Adverse Effect on the Company or materially adversely affects (or materially delays) the ability of Purchaser to consummate the Offer or the ability of Intel, Purchaser or the Company to consummate the Merger, and the Company has not cured such breach within 5 business days after notice by Intel or Purchaser thereof and provided that neither Intel nor Purchaser has breached its own obligations under the Merger Agreement in any material respect.

     - It is terminated by Intel and Purchaser because the Company Board recommended to the Company's stockholders a Superior Proposal.

     - It is terminated by Intel and Purchaser because the Company Board has withdrawn or adversely modified its approval or recommendation of the Offer or the Merger.

     Further, Intel has agreed to pay the Company up to $5 million as reimbursement of its fees and expenses if the Merger Agreement is terminated by the Company because:

     - Intel's and Purchaser's representations or warranties in the Merger Agreement are untrue such that the conditions to the Company's obligation to complete the Merger could not be satisfied by the Final Date, so long as the Company has not breached its own obligations under the Merger Agreement in any material respect.

     - Intel or Purchaser fails to perform its agreements in the Merger Agreement, and this failure has a Material Adverse Effect on Intel or materially adversely affects (or materially delays) the ability of the Company to consummate the Merger, and Intel or Purchaser, as the case may be, has not cured such breach within 5 business days after notice by the Company thereof and provided that the Company has not breached its own obligations under the Merger Agreement in any material respect.

     If a request for expense reimbursement exceeds $2.5 million, the requesting party shall accompany such request with invoices or other reasonable evidence of its payment of such expenses. Except as described above, whether or not the Merger occurs, the parties to the Merger Agreement have agreed to pay their own fees and expenses incurred in connection with the Merger Agreement.

     Extension and Waiver. At any time prior to the Effective Time, Intel, Purchaser and the Company may agree to:

     - extend the time for the performance of any of the obligations or other acts of the other party.

     - waive any inaccuracies in the other's representations and warranties.

     - waive the other's compliance with any of the agreements or conditions in the Merger Agreement.

     Amendment. The Merger Agreement may be amended by the parties at any time before or after the Company's stockholders approve the Merger. However, any change which by law requires the approval of the Company's stockholders will require their subsequent approval to be effective.

     Miscellaneous. The Merger Agreement provides that, notwithstanding any other provision of the Merger Agreement, in connection with the compliance by the parties with any applicable law (including the HSR Act) and obtaining the consent or approval of any governmental entity whose consent or approval may be required to consummate the transactions contemplated by the Merger Agreement, Intel shall not be required, or be construed to be required, to: (1) sell or hold separate, before or after the Effective Time, any assets, businesses or any interests in any assets or businesses, of Intel, the Company or any of their respective affiliates, or any change in or restriction on the operation by Intel or the Company of any assets or businesses, and (2) enter into any agreement or be bound by any obligation that, in Intel's good faith judgment, would likely have an adverse effect on the benefits to Intel of the transactions contemplated by the Merger Agreement.

     STOCK OPTION AGREEMENT

     General. The following is only a summary of certain provisions of the Stock Option Agreement. Company stockholders should read the Stock Option Agreement in its entirety. A copy of the Stock Option Agreement is filed with the Commission as an exhibit to Intel's and Purchaser's Tender Offer Statement on Schedule 14D-1.

     Option Grant. The Stock Option Agreement permits Intel to purchase up to 8,000,000 shares of Company Common Stock at an exercise price of $36 per share. The total number of shares issuable upon exercise of the option represents approximately 19.81% of Company Common Stock outstanding (exclusive of treasury shares) on October 19, 1999 (and approximately 16.53% of the shares of Company Common Stock outstanding (exclusive of treasury shares) after exercise of such option).

     Exercise. Intel may exercise the option, in whole or in part, on or after the earlier to occur of (a) termination of the Merger Agreement in a manner obligating the Company to pay Intel the $45 million liquidated damages (see
"-- Termination of the Merger Agreement -- Liquidated Damages and Expenses"), and (b) the date on which Purchaser has accepted tendered Shares for payment, so long as the number of shares to be acquired pursuant to the option plus the number of tendered Shares will, upon issuance of the option shares, equal at least ninety percent (90%) of the issued and outstanding shares of the Company (a "Triggering Event"). If Intel wishes to exercise the option at such time as the option is exercisable and has not terminated, Intel is required to deliver written notice (the "Exercise Notice") to the Company specifying Intel's intention to exercise the option, the total number of option shares it wishes to purchase and a date and time for the closing of such purchase (an "Option Closing"), which date will not be less than two (2) nor more than thirty (30) business days after the later of (i) the date such Exercise Notice is given and
(ii) the expiration or termination of any applicable waiting period under the HSR Act.

     Certain Conditions. The obligation of the Company to issue option shares under the Stock Option Agreement upon the exercise of the option is subject to the satisfaction or waiver of the following conditions: (a) any waiting periods applicable to the acquisition of the option shares by Intel pursuant to the Stock Option Agreement under the HSR Act and any material foreign competition laws shall have expired or been terminated; and (b) no statute, rule or regulation shall be in effect, and no order, decree or injunction entered by any court of competent jurisdiction or governmental entity in the United States shall be in effect that prohibits the exercise of the option or acquisition or issuance of option shares pursuant to the Stock Option Agreement.

     Adjustments Upon Changes in Capitalization. In the event of any change in the number of issued and outstanding shares of Company Common Stock by reason of any stock dividend, stock split, recapitalization, merger, rights offering, share exchange or other change in the corporate or capital structure of the Company, Intel shall receive, upon exercise of the option, the stock or other securities, cash or property to which Intel would have been entitled if Intel had exercised the option and had been a holder of record of shares of Company Common Stock on the record date fixed for determination of holders of shares of Company Common Stock entitled to receive such stock or other securities, cash or property at the same aggregate price as the aggregate option price of the option shares.

     Cancellation Amount. If after the option becomes exercisable and before the option expires, any third party acquires 50% or more of the then outstanding shares of Company Common Stock (a "Share Acquisition"), or the Company enters into an agreement with any person other than Intel providing for a Company Acquisition (as defined below), then Intel, instead of exercising the option, has the right at any time thereafter (for so long as the option is exercisable) to request in writing that the Company pay, and promptly (but in any event not more than twenty business days) after the giving by Intel of such request, the Company shall pay to Intel, in cancellation of the option, cash equal to an amount determined as follows:

     (a) the excess of $36 over the greater of:

        1. the last sale price of a share of Company Common Stock on the trading day preceding exercise and

        2. (I) the highest price per share of Company Common Stock offered to be paid or paid by any third party pursuant to or in connection with such Share Acquisition or Company Acquisition or (II) if such Company Acquisition consists of a purchase and sale of assets, the sum of (a) the aggregate consideration offered to be paid or paid in any transaction or proposed transaction in connection with a Company Acquisition and (b) the amount of cash receivable by the Company upon the exercise or conversion of outstanding in-the-money options, warrants, rights or convertible securities, divided by the sum of (x) the number of shares of Company Common Stock then outstanding plus
           (y) the number of shares issuable upon exercise or conversion of outstanding in-the-money options, warrants, rights or convertible securities.

     (b) multiplied by the number of shares of Company Common Stock covered by the option.

     Profit Limitation. Notwithstanding anything to the contrary contained in the Stock Option Agreement, (1) Intel's Total Payment (as defined below), if any, which Intel may derive under the Stock Option Agreement will in no event exceed $55 million and Intel will pay any excess over such amount to the Company and (2) the option may not be exercised for a number of Shares as would, as of the date of exercise,
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

result in a Notional Total Payment (as defined below), together with the actual Total Payment immediately preceding such exercise, exceeding $55 million. The term "Total Payment" means the sum (before taxes) of the following: (i) any Cancellation Amount received by Intel pursuant to the Stock Option Agreement,
(ii)(x) the net cash amounts received by Intel pursuant to the sales, within twelve (12) months following exercise of the Option, of option shares (or any other securities into which such option shares shall be converted or exchanged) to any unaffiliated party, less (y) the aggregate option price for such shares,
(iii) any amounts received by Intel upon transfer of the option (or any portion thereof) to any unaffiliated party, and (iv) the termination fee actually received by Intel pursuant to the Merger Agreement. The term "Notional Total Payment" means, with respect to any number of option shares as to which Intel may propose to exercise the Option, the Total Payment determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of Shares held by Intel as of such date and were sold for cash at the closing market price for the Company Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     As used in the Stock Option Agreement, "Company Acquisition" means the occurrence of any of the following events: (i) the acquisition by a third party of fifty percent (50%) or more of the assets of the Company and its subsidiaries taken as a whole; (ii) the acquisition by a third party of fifty percent (50%) or more of the outstanding shares of the Company Common Stock or any securities convertible into or exchangeable or exercisable for shares of the Company Common Stock that would constitute fifty percent (50%) or more of the outstanding shares upon such conversion or exchange or exercise, or any combination of the foregoing; (iii) the acquisition by the Company of the assets or stock of a third party if, as a result of which the outstanding shares of Company Common Stock immediately prior thereto are increased by one hundred percent (100%) or more; or (iv) the merger, consolidation or business combination of the Company with or into a third party, where, following such merger, consolidation or business combination, the stockholders of the Company immediately prior to such transaction do not hold, immediately after such transaction, securities of the surviving entity constituting more than fifty percent (50%) of the total voting power of the surviving entity.

     Expiration. The Option shall expire at the earlier of (y) the Effective Time and (z) upon termination of the Merger Agreement in accordance with its terms unless Intel has the right, or has the possibility of obtaining the right, to receive a termination fee pursuant to the Merger Agreement, in which case the Option will not terminate until the later of (A) five (5) business days following the time such termination fee becomes unconditionally payable and (B) the expiration of the period in which Intel has such right to receive such termination fee (such expiration date is referred to as the "Expiration Date").

     Registration Rights. Intel may, by written notice (a "Registration Notice"), request at any time or from time to time within two (2) years following a Triggering Event (the "Registration Period"), in order to permit the sale, transfer or other disposition of the option shares that have been acquired by or are issuable to Intel upon exercise of the option ("Registrable Securities"), that the Company register under the Securities Act of 1933, as amended (the "Act"), the offering, sale and delivery, or other transfer or disposition, of the Registrable Securities by Intel. Any such Registration Notice must relate to a number of Registrable Securities equal to at least twenty percent (20%) of the option shares, unless the remaining number of Registrable Securities is less than such amount, in which case Intel will be entitled to exercise its rights hereunder but only for all of the remaining Registrable Securities (a "Permitted Offering"). Intel's registration rights under the Stock Option Agreement terminate at such time as Intel shall be entitled to sell all of the remaining Registrable Securities pursuant to Rule 144(k) under the Act. The Company is required to use all reasonable efforts to qualify any Registrable Securities Intel desires to sell or otherwise dispose of under applicable state securities or "blue sky" laws; provided, however, that the Company is not required to qualify to do business, consent to general service of process or submit to taxation in any jurisdiction by reason of this provision. Without Intel's prior written consent (which may be withheld in its sole discretion), no other securities are permitted to be included in any such registration.

     The Company is required to use all reasonable efforts to cause each such registration statement to become effective as promptly as possible, to obtain all consents or waivers of other persons that are required therefor and to keep such registration statement effective for a period of at least ninety (90) days from the day
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

such registration statement first becomes effective. The obligations of the Company pursuant to the Stock Option Agreement to file a registration statement and to maintain its effectiveness may be suspended for one or more periods not exceeding ninety (90) days in the aggregate if the Company Board determines in good faith that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company, or the Company is required under the Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement. Intel shall be entitled to make up to two (2) demand requests for registration of options shares under the Stock Option Agreement. For purposes of determining whether the two (2) demand requests have been made, only requests relating to a registration statement that has become effective under the Act will be counted.

     If, during the Registration Period, the Company shall propose to register under the Act the offering, sale and delivery of Company Common Stock for cash for its own account or for any other stockholder of the Company pursuant to a firm commitment underwriting, the Company is required to, in addition to its other obligations under the Stock Option Agreement, allow Intel the right to participate in such registration so long as Intel participates in such underwriting on terms reasonably satisfactory to the managing underwriters of such offering; provided, however, that, if the managing underwriter of such offering advises the Company in writing that in its opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number that it would be in the best interests of the Company to sell in such offering, the Company will, after fully including therein all shares of Company Common Stock to be sold by the Company, include the shares of Company Common Stock requested to be included therein by Intel pro rata (based on the number of shares of Company Common Stock requested to be included therein) with the shares of Company Common Stock requested to be included therein by persons other than the Company and persons to whom the Company owes a contractual obligation (other than any director, officer or employee of the Company to the extent any such person is not currently owed such contractual obligation).

     The expenses associated with the preparation and filing of any registration statement filed in connection with Intel's exercise of its registration rights under the Stock Option Agreement and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the SEC or the National Association of Securities Dealers, Inc.) ("Registration Expenses") will be paid by the Company, except for underwriting discounts or commissions or brokers' fees in respect of Option Shares to be sold by Intel and the fees and disbursements of Intel's counsel. The Company is not required to pay for any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of Intel unless Intel agrees to forfeit its right to request one registration; provided, however, that, if at the time of such withdrawal Intel has learned of a material adverse change in the results of operations, condition, business or prospects of the Company not known to Intel at the time of the request and has withdrawn the request within a reasonable period of time following disclosure by the Company to Intel of such material adverse change, then Intel shall not be required to pay any of such expenses and shall not forfeit such right to request one registration.

     Upon the issuance of option shares, the Company will use all commercially reasonable efforts to promptly list the option shares on the New York Stock Exchange or on any other exchange on which the Company Common Stock is then listed.

     VOTING AGREEMENTS

     The following is only a summary of certain provisions of the Tender and Voting Agreements and Irrevocable Proxy (the "Voting Agreements"). Company stockholders should read the Voting Agreements in their entirety. Copies of the Voting Agreements are filed with the Commission as exhibits to Intel's and Purchaser's Tender Offer Statement on Schedule 14D-l.

     Tender of Shares. In connection with the execution of the Merger Agreement, Intel and Purchaser have entered into the Voting Agreements with two stockholders of the Company, Davidi Gilo and Joseph Perl (the "Proxy Grantors"), who beneficially own in the aggregate 1,519,385 Shares, representing approximately 3.8% of the issued and outstanding Shares. Pursuant to the Voting Agreements, upon the terms and subject to the conditions therein, each Proxy Grantor has agreed (subject, in the case of Davidi Gilo, to obtain consents with respect to certain of his Shares) to, promptly after the date of commencement of the Offer (but in all events not later than ten (10) business days thereafter), tender to Purchaser all Shares beneficially owned by such Proxy Grantor.

     Voting of Shares. Each Proxy Grantor has also agreed to vote all Shares beneficially owned by such Proxy Grantor in accordance with the Voting Agreement, including (i) in favor of approval of the Merger Agreement and any actions required in furtherance thereof and hereof (including the election of designees of Intel as directors of the Company on the terms set forth in the Merger Agreement); (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) except as otherwise agreed to in writing in advance by Intel, against: (A) any Third Party Acquisition, (B) any change in a majority of the individuals who, as of October 13, 1999, constitute the Company Board (other than as contemplated by the Merger Agreement), (C) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries and any third party, (D) a sale, lease, transfer or disposition of any assets of the Company's or any of its subsidiaries' business outside the ordinary course of business, (E) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or bylaws, (F) any other material change in the Company's corporate structure or affecting its business, or (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, the Stock Option Agreement, or the Voting Agreement.

     Irrevocable Proxy. Each Proxy Grantor has also appointed Purchaser and certain designees of Purchaser, in their respective capacities as designees of Purchaser, as such Proxy Grantor's true and lawful irrevocable (until the Termination Date) proxy and attorney-in-fact to vote all of the Shares beneficially owned by such Proxy Grantor at any Stockholders' Meeting called for purposes of considering whether to approve the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement, or any Third Party Acquisition, or to execute a written consent of stockholders in lieu of any such meeting, all shares beneficially owned by such Proxy Grantor as of the date of such meeting or written consent in favor of approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, or against a Third Party Acquisition, as the case may be.

     Restriction on Transfer, Proxies and Non-Interference. Each Proxy Grantor has agreed not to, directly or indirectly: (i) except as contemplated by the Voting Agreements, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Proxy Grantor's Shares or any interest therein; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty made by such Proxy Grantor untrue or incorrect or have the effect of preventing or disabling such Proxy Grantor from performing such Proxy Grantor's obligations under the applicable Voting Agreement. Notwithstanding the foregoing, each Proxy Grantor has the right to transfer Shares to (i) any family member, (ii) the trustee or trustees of a trust for the benefit of such Proxy Grantor and/or one or more family members and/or charitable organizations, (iii) a foundation created or established by such Proxy Grantor, (iv) a corporation of which such Proxy Grantor and/or any family members owns the majority of the outstanding capital stock, (v) a partnership of which such Proxy Grantor and/or family members owns a majority of the partnership interests, (vi) a limited liability company of which such Proxy Grantor and/or any family members owns a majority of the membership interests, (vii) any other entity of which such Proxy Grantor and/or any family members owns a majority of the ownership interests, (viii) the executor, administrator or personal representative of the estate of such Proxy Grantor, or (ix) any guardian, trustee or conservator appointed with respect to the assets of such Proxy Grantor; provided that in the case of any such transfer, the transferee shall, as a condition to such transfer, execute an agreement to be bound by the terms of the Voting Agreement, or terms substantially identical thereto. In addition, each Proxy Grantor has agreed not to enter into any agreement or understanding with any person the effects of which would be inconsistent or violative of the provisions and agreements contained in the Voting Agreements.

     Other Potential Acquirers. Each Proxy Grantor (i) is required to immediately cease any discussions or negotiations with any parties with respect to any Third Party Acquisition; (ii) has agreed not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any person or group (other than Intel and Purchaser) concerning any Third Party Acquisition; and (iii) has agreed to promptly notify Intel in the event such Proxy Grantor receives any proposal or inquiry concerning a Third Party Acquisition (including the terms and conditions thereof and the identity of the party submitting such proposal, and any request for confidential information in connection with a potential Third Party Acquisition) and to provide a copy of any written materials such Proxy Grantor receives from any such person or group and to advise Intel from time to time of the status, at any time upon Intel's request, and promptly following any developments concerning the same

     Representations and Warranties. The Voting Agreements contain certain customary representations and warranties of the parties thereto, including, without limitation, representations and warranties by the Proxy Grantors as to ownership of Shares and power and authority.

     Director Matters Excluded. In the Voting Agreements, Intel and the Proxy Grantors have each acknowledged and agreed that no provision thereof limits or otherwise restricts each Proxy Grantor with respect to any act or omission that such Proxy Grantor may undertake or authorize in his capacity as a director of the Company, including, without limitation, any vote that such Proxy Grantor may make as a director of the Company with respect to any matter presented to the Company Board.

     Termination. The Voting Agreements expire upon the earlier of (a) the date on which the Merger Agreement terminates in accordance with its terms, (b) the date on which Purchaser has accepted tendered shares for payment, and (c) July 31, 2000.

14. INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Employment and Noncompete Agreements. The following is only a summary of certain provisions of letter agreements and noncompete agreements entered into between Intel and certain employees of the Company. At the time it entered into the Merger Agreement, Intel entered into letter agreements, dated as of October 13, 1999, with Davidi Gilo, the Chairman of the Board, President and Chief Executive Officer of the Company, Joseph M. Perl, former President and Chief Executive Officer of the Company, David Aber, Chief Financial Officer of the Company, Stephen P. Pezzola, General Counsel and Secretary of the Company, and Shmuel Arditi, Chief Operating Officer of the Company (collectively, the "Intel Employment Agreements"). The Intel Employment Agreements will become effective after the time that Intel accepts shares for purchase in the Offer and are contingent on the occurrence of the acceptance of such shares (the "Assumption Time"). The individuals listed above (other than Mr. Arditi) have existing employment contracts with the Company that will remain in effect in all respects except as set forth in the Intel Employment Agreements. In connection with their Intel Employment Agreements, Mr. Gilo and Dr. Perl have entered into a covenant not to compete with Intel (the "Noncompete Agreements"). Company stockholders should read the Intel Employment Agreements and the Noncompete Agreements in their entirety. Copies of the agreements are filed with the Commission as exhibits to Intel's and Purchaser's Tender Offer Statement on Schedule 14D-1.

     Mr. Gilo's Intel Employment Agreement amends his existing employment agreement dated October 12, 1998 with the Company to provide that: (a) Mr. Gilo will remain an employee of the Company until March 31, 2000 and at that time will voluntarily terminate his employment and be entitled to severance in the amount of $525,000, and (b) Mr. Gilo will be expected to only be available for consultation to senior management of the Company as he is available from time to time, but in no event more than ten hours per week. In connection with his Intel Employment Agreement, Mr. Gilo will execute a proprietary information and inventions agreement with Intel and has agreed to pay back any loans made to him by the Company within ten days following the Assumption Time. Pursuant to his Noncompete Agreement, Mr. Gilo has agreed that, for the two-year period commencing on October 13, 1999, he will not engage in the Company's business in regions where the Company does business (with certain very limited exceptions). The Noncompete Agreement also provides for a two-year non-solicitation of Company customers and employees. In consideration for Mr. Gilo's agreements in the Noncompete Agreement, Intel will make a payment of $5 million within 30 days following the date that Intel and Purchaser accept Shares for purchase in the Offer, but in no event prior to January 1, 2000 (plus a gross-up in the event any tax is payable pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code")).

     Dr. Perl's Intel Employment Agreement amends his existing employment agreement dated July 22, 1998 (as amended on June 1, 1999) with the Company to provide that Dr. Perl will remain an employee of the Company consistent with his current duties and responsibilities until August 31, 2001, and at that time Dr. Perl will voluntarily terminate his employment and will not be entitled to any severance or consulting fee. In connection with his Intel Employment Agreement, Dr. Perl will execute a proprietary information and inventions agreement with Intel and has agreed to pay back any loans made to him by the Company pursuant to the terms of such loans, but in no event later than the last day of Dr. Perl's employment period. Pursuant to his Noncompete Agreement, Dr. Perl has agreed that, for the twenty one-month period commencing on October 13, 1999, he will not engage in the Company's business in regions where the Company does business (with certain very limited exceptions). The Noncompete Agreement also provides for a twenty one-month non-solicitation of Company customers and employees. Dr. Perl will not receive any payment for entering into his Noncompete Agreement.

     Mr. Aber's Intel Employment Agreement amends his existing employment agreement dated August 12, 1999 with the Company to provide that (a) Mr. Aber will remain an employee of the Company to provide services in the manner which he has been performing services for the Company and (b) Mr. Aber will make himself available to the Company for approximately 10 hours per week, on a non-cumulative basis, until March 31, 2000 and at that time he will voluntarily terminate his employment and will be entitled to severance in the amount of $40,000 (plus a gross-up in the event any tax is payable pursuant to Section 4999 of the Code). In connection with his Intel Employment Agreement, Mr. Aber will execute a proprietary information and inventions agreement with Intel and has agreed to pay back any loans made to him by the Company pursuant to the terms of such loans, but in no event later than the last day of Mr. Aber's employment period.

     Mr. Pezzola's Intel Employment Agreement amends his existing employment agreement dated August 12, 1999 with the Company to provide that (a) Mr. Pezzola will remain an employee of the Company to provide services in the manner which he has been performing services for the Company and (b) Mr. Pezzola will make himself available to the Company for approximately 10 hours per week, on a non-cumulative basis, until March 31, 2000, and at that time he will voluntarily terminate his employment and will be entitled to severance in the amount of $50,000 (plus a gross-up in the event any tax is payable pursuant to Section 4999 of the Code). In connection with his Intel Employment Agreement, Mr. Pezzola will execute a proprietary information and inventions agreement with Intel and has agreed to pay back any loans made to him by the Company pursuant to the terms of such loans, but in no event later than the last day of Mr. Pezzola's employment period.

     Mr. Arditi's Intel Employment Agreement provides for (a) accelerated vesting of certain options provided by the Company to Mr. Arditi upon the achievement by the Company of certain revenue or performance goals, and (b) the granting by Intel to Mr. Arditi of 50,000 options to purchase Intel common stock at an exercise price equal to the fair market value of the underlying Intel common stock on the grant date. The new options shall vest on the seventh anniversary from the date of grant or earlier in the event that the Company achieves certain performance goals.

     Indemnification; Directors' and Officers' Insurance. Pursuant to the Merger Agreement, Intel shall cause the Surviving Corporation to indemnify, defend and hold harmless (and also cause the Surviving Corporation to advance expenses as incurred to the fullest extent permitted under applicable law to), to the extent not covered by insurance, the Company's officers and directors (the "Indemnitees") against (i) all losses, claims, damages, costs, expenses (including counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any of its subsidiaries, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time ("Indemnified Liabilities"); and (ii) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to the Merger Agreement or the transactions contemplated thereby to the fullest extent required or permitted under applicable law. The Merger Agreement also requires that, from and after the Effective Time, Intel cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of or prior to October 13, 1999 (or indemnification agreements in the Company's customary form for directors joining the Company Board prior to the Effective Time) and any indemnification provisions under the Company's certificate of incorporation or bylaws as in effect immediately prior to the Effective Time. The Surviving Corporation's aggregate obligation to indemnify and hold harmless all indemnified persons for all matters to which such indemnified persons may be entitled to be indemnified or held harmless as described above shall in no event exceed the Company's stockholders' equity as of June 30, 1999. In addition, the Merger Agreement provides that, for a period of six years after the Effective Time, Intel will maintain or cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who, as of immediately prior to the Effective Time, are covered by the Company's directors' and officers' liability insurance policy (the "Insured Parties") on terms no less favorable to the Insured Parties than those of the Company's present directors' and officers' liability insurance policy; provided, however, that in no event will Intel or the Surviving Corporation be required to expend on an annual basis in excess of 200% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for 200% of such annual premium); provided, further, that, in lieu of maintaining such existing insurance as provided above, Intel, at its election, may cause coverage to be provided under any policy maintained for the benefit of Intel or any of its subsidiaries, so long as the terms are not materially less advantageous to the intended beneficiaries thereof than such existing insurance.

15. GOING PRIVATE TRANSACTIONS

     The Merger must comply with any applicable Federal law at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. Intel and Purchaser do not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the Commission and disclosed to minority stockholders prior to the consummation of the Merger.

16. DIVIDENDS AND DISTRIBUTIONS

     According to the Company's 1998 Annual Report on Form 10-K, the Company has not paid cash dividends since its initial public offering and intends to retain any future earnings for use in its business. Pursuant to the terms of the Merger Agreement, the Company is not permitted, without the prior written consent of Intel, to split, combine or reclassify the outstanding Shares or declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares, or redeem or otherwise acquire any of the Shares or any securities of any of its subsidiaries.

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17. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; NEW YORK STOCK EXCHANGE AND
    EXCHANGE ACT REGISTRATION

     POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES

     The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares, and could thereby adversely affect the liquidity and market value of the remaining publicly held Shares. It is expected that, following the Offer, a large percentage of the Shares will be owned by Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     STOCK QUOTATION

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued inclusion on the NYSE. For example, published guidelines of the NYSE indicate that the NYSE would consider delisting the outstanding Shares if, among other things, (i) the number of publicly held Shares (exclusive of holdings of officers, directors and members of their immediate families and other concentrated holdings of 10 percent or more) should fall below 600,000, (ii) the number of record holders of 100 Shares should fall below 1,200 or (iii) the aggregate market value of publicly held Shares should fall below $5 million.

     If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the listing requirements of the NYSE, the market for them could be adversely affected. It is possible that the Shares would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through the National Association of Securities Dealers, Inc., Automated Quotations System ("Nasdaq") or by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     EXCHANGE ACT REGISTRATION

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. Termination of the Exchange Act registration of the Shares would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short- swing profit recovery provisions of Section 16(b), the requirements of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq market reporting. Intel currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met and may seek delisting of the Shares from the NYSE if the requirements for delisting are met.

     MARGIN REGULATIONS

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors similar to those described above regarding the continued listing, public trading and market quotations of the Shares, it is possible that, following the purchase of the Shares pursuant to the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for Purpose Loans made by brokers.

18. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer or the Merger Agreement, and subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) relating to Purchaser's obligation to pay for or return tendered Shares after termination of the Offer, Purchaser will not be required to accept for payment or pay for any Shares, may delay the acceptance for payment of any Shares or extend the Offer one or more times in accordance with the Merger Agreement, and may terminate the Offer at any time after January 31, 2000 (provided that if on January 31, 2000 the condition set forth in clause (b) below regarding the HSR Act is not satisfied and none of the events set forth in paragraphs (i) through (vi) below that would permit Purchaser not to accept Shares tendered for payment has occurred and is continuing, then such January 31, 2000 date shall be automatically extended to April 30, 2000) if (a) the Minimum Condition is not satisfied by the Expiration Date, (b) any applicable waiting period under the HSR Act has not expired or terminated prior to the Expiration Date, (c) all necessary consents and approvals from the Office of the Chief Scientist of the Israeli Ministry of Trade and Industry and the Investment Center of the Ministry of Finance of the State of Israel and any other foreign governmental entities have not been obtained prior to the Expiration Date, or
(d) at any time after October 13, 1999 and prior to the Expiration Date, any of the following events has occurred and is continuing:

          (i) there shall have been any action (other than a second request by the appropriate Governmental Entity with jurisdiction under the HSR Act) taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger which directly or indirectly (A) prohibits or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (B) renders Purchaser unable to accept for payment, pay for or purchase some or all of the Shares, (C) imposes material limitations on the ability of Intel effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased on all matters properly presented to the Company's stockholders, or (D) otherwise has a Material Adverse Effect on the Company;

          (ii) (A) the representations and warranties of the Company set forth in the Merger Agreement are not true and correct (except to the extent that the aggregate of all breaches thereof do not constitute a Material Adverse Effect on the Company) as of the date of the Merger Agreement and as of consummation of the Offer, (B) the Company has failed to perform in all material respects its covenants and agreements under the Merger Agreement (other than the covenants that require the Company to either notify Intel of any actual or potential breach of its representations or warranties or breach of any of its agreements under the Merger Agreement or to amend the Company Disclosure Schedule) or (C) there has occurred since September 30, 1999, any events or changes that constitute a Material Adverse Effect on the Company;

          (iii) it shall have been publicly disclosed or Intel shall have otherwise learned that (A) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or entered into a definitive agreement or agreement in principle to acquire beneficial ownership of more than 20% of the Shares or any other class of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, or has been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of the Shares, and (B) such person or group has not tendered such Shares pursuant to the Offer;

          (iv) the Company Board has withdrawn, modified or changed in a manner adverse to Intel (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger

     Agreement, or the Merger, or recommended another proposal or offer, or the Company Board has resolved to do any of the foregoing;

          (v) the Merger Agreement has been terminated in accordance with its terms; or

          (vi) there has occurred (A) any general suspension of trading in, or limitation on prices for, securities on the NYSE or the Nasdaq National Market, for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (B) the commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States that constitutes a Material Adverse Effect on the Company or materially adversely affects or delays the consummation of the Offer, (C) the average of the closing prices of the Standard & Poor's 500 Index for any twenty (20) consecutive trading days shall be 25% or more below the closing price of such index on any trading day on or after October 13, 1999 that precedes the commencement of such 20-trading day period, (D) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), or (E) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; which in the good faith judgment of Intel, in any such case and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer or the acceptance for payment of the Shares.

     The foregoing conditions (the "Offer Conditions"), other than the Minimum Condition, are for the sole benefit of Intel and Purchaser and may be waived by Intel and Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Intel and Purchaser. The failure by Intel or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

19. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

  General

     Except as described below, neither Intel nor Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority or public body, domestic or foreign, that would be required for the acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or other action will be sought except as described below in this Section under "State Takeover Statutes." While, except as otherwise expressly described herein, Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action, any of which could cause Intel to decline to accept for payment or pay for any Shares tendered. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions, including conditions relating to legal matters discussed in this Section 19.

  Antitrust -- United States

     Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to these requirements.

     Intel expects to file a Notification and Report Form with respect to the Offer under the HSR Act as soon as practicable following commencement of the Offer. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., Washington, D.C. time, on the 15th calendar day after the date such form is filed, unless early termination of the waiting period is granted. In addition, the Antitrust Division or the FTC may extend such waiting period by requesting additional information or documentary material from Intel. If such a request is made with respect to the Offer, the waiting period related to the Offer will expire at 11:59 p.m., Washington, D.C. time, on the 10th day after substantial compliance by Intel with such request. With respect to each acquisition, the Antitrust Division or the FTC may issue only one request for additional information. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of applicable waiting periods under the HSR Act is a condition to Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed purchase of the Shares pursuant to the Offer. At any time before or after such purchase, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Intel or the Company. Litigation seeking similar relief could be brought by private parties.

     Intel does not believe that consummation of the Offer and the other transactions contemplated by the Merger Agreement will result in the violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer and the other transactions contemplated by the Merger Agreement on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 18 of this Offer to Purchase for certain conditions to the purchase of the Shares pursuant to the Offer, including conditions with respect to litigation and certain governmental actions.

  Non-U.S. Regulatory Approvals

  Israel

     The closing of the Offer, and the acceptance of Shares by Purchaser under the Offer, is subject to all necessary approvals from (i) the Investment Center of the Ministry of Trade and Industry of the State of Israel (the "Investment Center"), (ii) the Office of the Chief Scientist of the Ministry of Trade and Industry of the State of Israel (the "OCS") and (iii) the Antitrust Director of the State of Israel (the "Antitrust Director") unless an exemption is obtained.

     Intel and the Company intend to seek the approval of the Investment Center pursuant to the "approved enterprise" programs in which the Company participates and pursuant to which the Company receives certain tax benefits.

     Intel and the Company intend to seek the approval of the OCS pursuant to certain royalty-bearing grants which the Company has received from the OCS in order to fund certain research and development programs.

     The Antitrust Director oversees antitrust enforcement in Israel. If the acquisition of the Shares by Purchaser pursuant to the Offer is deemed to be a "merger" within the meaning and scope of the Restrictive Trade Practices Law, 5748-1988 of the State of Israel, then both Purchaser and the Company will be required to make filings with the Antitrust Director regarding sales activity in Israel, and obtain the approval of the Antitrust Director to the transaction. The Antitrust Director is required to respond to all such filings within 30 days.

  Other

     Certain other countries have regulatory requirements that may be applicable to the Offer and the Merger. The parties are in the process of determining whether and to what extent such requirements are applicable and, if so, what impact such requirements would have on the timing of the Offer and the Merger.

  State Takeover Statutes

     The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally, a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved the business combination or the transaction in which the stockholder became an interested stockholder. Neither Intel nor Purchaser is an interested stockholder and the Company Board has approved both the Offer and the Merger. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

     A number of states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or places of business in such states.

     In Edgar v. MITE Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in the state and is incorporated there.

     Based on information supplied by the Company, Intel and Purchaser do not believe that any state takeover statutes purport to apply to the Offer or the Merger. Neither Purchaser nor Intel has currently complied with any other state takeover statute or regulation. Intel reserves the right to challenge the applicability or validity of any other state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any other state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Intel might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Intel might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Intel may not be obliged to accept for payment or pay for any shares tendered pursuant to the Offer.

20. FEES AND EXPENSES

     Intel has retained D.F. King & Co., Inc. to act as the Information Agent and Citibank, N.A. to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services and be reimbursed for certain reasonable out-of-pocket expenses. Intel has also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Neither Intel nor Purchaser will pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Information Agent). Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

21. MISCELLANEOUS

     The Offer is being made to all holders of Shares other than the Company. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Purchaser may, in its discretion, however, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in any such jurisdiction.

     A complaint has been filed by a stockholder, on her own behalf and purportedly on behalf of the other stockholders of the Company, against the Company and its directors and Intel in the Superior Court of the State of California, County of Santa Clara, in a lawsuit captioned, Antinea F. Jaconette, on behalf of Herself and all Others Similarly Situated v. DSP Communications, Inc., Intel Corporation, Davidi Gilo, Lewis S. Broad, Neill H. Brownstein, Shigeru Iwamoto, Joseph Perl, Avraham Fischer, Andrew W. Schonzeit and Does 1-25, inclusive. The complaint alleges, among other things, breaches of fiduciary duties against the directors of the Company, and aiding and abetting of breach of fiduciary duties against Intel, in connection with the Offer and the Merger and seeks monetary damages and injunctive relief.

     Except for the Depositary's authorization to enter into agreements or arrangements with the Book-Entry Transfer Facility, no person has been authorized to give any information or to make any representation on behalf of Purchaser or Intel not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized by Intel and Purchaser. Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of Purchaser, Intel or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

     Purchaser and Intel have filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission a Solicitation/ Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendations of the Company Board with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the Commission in the manner set forth in Section 7 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

                                          INTEL CORPORATION
                                          CWC ACQUISITION CORPORATION

October 20, 1999

                                   SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF INTEL AND PURCHASER

     The following table sets forth the name, age, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of Intel. Except as otherwise indicated, all of the persons listed below are citizens of the United States of America. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with Intel. Unless otherwise indicated, the principal business address of each director or executive officer is Intel Corporation, 2200 Mission College Boulevard, Santa Clara, California 95052.

  NAME, AGE, CITIZENSHIP AND                                         OTHER MATERIAL POSITIONS
   CURRENT BUSINESS ADDRESS     PRESENT OCCUPATION OR EMPLOYMENT  HELD DURING THE PAST FIVE YEARS
  --------------------------    --------------------------------  -------------------------------
Craig R. Barrett, 60            President since 1997; Chief       Chief Operating Officer from
                                Executive Officer since 1998;     1993 - 1998; Executive Vice
                                Director -- Intel since 1992      President from 1990 - 1997;
                                                                  Director -- Komag, Incorporated
                                                                  from 1990 - 1999; Director --
                                                                  U.S. West, Inc. since 1998
John Browne, 51                 Group Chief Executive -- BP       Director -- Daimler Benz AG
  British Citizenship           Amoco p.l.c. (formerly the        since 1998; Director -- Goldman
  BP Amoco p.l.c.               British Petroleum Company         Sachs Group, Inc. since 1999;
  Britannic House               p.l.c.) since 1995; Director --   Director -- SmithKline Beecham
  1 Finsbury Circus             Intel since 1997                  from 1996 to 1999; Trustee --
  London EC2M 7BA                                                 British Museum since 1995;
  England                                                         Director -- Redland PLC from
                                                                  1993 - 1996
Winston H. Chen, 58             Chairman -- Paramitas Foundation  President, Chief Executive
  Paramitas Foundation          since 1992; Director -- Intel     Officer and
  3945 Freedom Circle,          since 1993                        Chairman -- Solectron
  Suite 760                                                       Corporation from 1978 - 1994;
  Santa Clara, CA 95054                                           Director -- Solectron
                                                                  Corporation since 1978; Member
                                                                  of Board of
                                                                  Trustees -- Stanford University
                                                                  since 1994; Member of Board of
                                                                  Trustees -- Santa Clara
                                                                  University since 1992;
                                                                  Director -- Edison
                                                                  International since 1994
Andrew S. Grove, 63             Chairman since 1997; Director --  Chief Executive Officer from
                                Intel since 1974                  1987 - 1998; President from
                                                                  1979 - 1997
D. James Guzy, 63               Chairman -- The Arbor Company     Director -- Cirrus Logic, Inc.
  The Arbor Company             since 1969; Director -- Intel     since 1984; Director -- Micro
  P.O. Box 128                  since 1969                        Component Technology, Inc.
  Glenbrook, NV 89413                                             since 1993;
                                                                  Director -- Novellus Systems,
                                                                  Inc. since 1989;
                                                                  Director -- Davis Selected
                                                                  Group of Mutual Funds since
                                                                  1980; Director -- Alliance
                                                                  Capital Management Technology
                                                                  Fund since 1980; Chairman,
                                                                  President and Chief Executive
                                                                  Officer -- SRC Computers Inc.
                                                                  since 1996; Director -- PLX
                                                                  Technology, Inc. since 1986

  NAME, AGE, CITIZENSHIP AND                                         OTHER MATERIAL POSITIONS
   CURRENT BUSINESS ADDRESS     PRESENT OCCUPATION OR EMPLOYMENT  HELD DURING THE PAST FIVE YEARS
  --------------------------    --------------------------------  -------------------------------
Gordon E. Moore, 70             Chairman Emeritus -- Intel since  Chairman from 1979 to 1997;
                                1997; Director -- Intel since     Director -- Gilead Sciences,
                                1968                              Inc. since 1995; Director --
                                                                  Transamerica Corporation from
                                                                  1983 to 1999; Chairman, Board
                                                                  of Trustees -- California
                                                                  Institute of Technology since
                                                                  1981; Director -- Conservation
                                                                  International since 1989;
                                                                  Director -- Varian Associates
                                                                  from 1985 to 1998
David S. Pottruck, 51           President and Co-Chief Executive  Director -- McKesson
                                Officer -- The Charles Schwab     Corporation since 1997;
                                Corporation 1984 to current;      Director -- Preview Travel,
                                Director -- Intel since 1998      Inc. since 1997;
                                                                  Director -- Bay Area Sports
                                                                  Organizing Committee since
                                                                  1998; Director -- U.S. Ski and
                                                                  SnowBoard Team Foundation since
                                                                  1998; Trustee -- University of
                                                                  Pennsylvania since 1995
Jane E. Shaw, 60                Chairman and Chief Executive      Founder -- The Stable Network
  1310 Orleans Drive            Officer -- AeroGen, Inc. since    since 1995; President and Chief
  Sunnyvale, CA 94089           1998; Director -- Intel since     Operating Officer -- ALZA
                                1993                              Corporation from 1987 to 1994;
                                                                  Chairman of the Board --
                                                                  IntraBiotics Pharmaceuticals
                                                                  since 1995; Director -- Aviron
                                                                  since 1995;
                                                                  Director -- McKesson
                                                                  Corporation since 1992;
                                                                  Director -- Boise Cascade
                                                                  Corporation since 1994;
                                                                  Director -- Point Biomedical
                                                                  Corporation since 1996
Leslie L. Vadasz, 63            Senior Vice President, Corporate  N/A
                                Business Development since 1991;
                                Director -- Intel since 1988
David B. Yoffie, 45             Professor of International        Director -- E-Ink Corporation
  Harvard Business School       Business Administration --
  Morgan Hall 215               Harvard Business School since
  Boston, MA 02163              1990 (Max and Doris Starr
                                Professor of International
                                Business Administration since
                                1993); Director -- Intel since
                                1989

  NAME, AGE, CITIZENSHIP AND                                         OTHER MATERIAL POSITIONS
   CURRENT BUSINESS ADDRESS     PRESENT OCCUPATION OR EMPLOYMENT  HELD DURING THE PAST FIVE YEARS
  --------------------------    --------------------------------  -------------------------------
Charles E. Young, 67 296 W.     Chancellor                        Chancellor -- University of
  Stafford Road, Thousand       Emeritus -- University of         California, Los Angeles from
  Oaks, CA 91361                California, Los Angeles since     1968 to 1997; Chairman of the
                                1997; Director -- Intel since     Board of Governors
                                1974                              Foundation -- International
                                                                  Exchange of Scientific and
                                                                  Cultural Information by
                                                                  Telecommunications since 1987;
                                                                  Trustee -- Nicholas-Applegate
                                                                  Growth-Equity Funds since 1991;
                                                                  Director -- Nicholas-Applegate
                                                                  Fund, Inc. from 1993 to 1999;
                                                                  Director -- Canada/United
                                                                  States Fulbright Commission
                                                                  since 1996;
                                                                  Director -- University Net from
                                                                  1998 to 1999;
                                                                  Director -- Student Advantage,
                                                                  Inc. since 1999
Arthur Rock, 73                 Principal -- Arthur Rock &        Director -- AirTouch
  Arthur Rock & Company         Company since 1969; Director --   Communications, Inc. from 1994
  One Maritime Plaza,           Intel 1968 - 1999; Director       to 1999; Director -- Echelon
  Suite 1220                    Emeritus -- Intel since 1999      Corporation since 1989;
  San Francisco, CA 94111                                         Trustee -- California Institute
                                                                  of Technology since 1988;
                                                                  Member -- Board of Governors of
                                                                  NASD since 1998
Paul S. Otellini, 49            Executive Vice President;         Executive Vice President from
                                General Manager, Intel            1996 to 1998; Vice President
                                Architecture Business Group       from 1992 to 1996
                                since 1998
Gerhard H. Parker, 55           Executive Vice President,         Executive Vice President and
                                General Manager, New Business     General Manager, Technology and
                                Group since 1998                  Manufacturing Group from 1996
                                                                  to 1998; Senior Vice President
                                                                  and General Manager, Technology
                                                                  and Manufacturing Group from
                                                                  1992 - 1996
Sean M. Maloney, 43             Senior Vice President, Director,  Vice President, Sales and
  British citizenship           Sales and Marketing Group since   General Manager, Asia-Pacific
                                1998                              Operations from 1995 - 1998;
                                                                  Technical Assistant to the
                                                                  Chairman and Chief Executive
                                                                  Officer from 1992 - 1995
Albert Y.C. Yu, 58              Senior Vice President and         Director -- Power One from 1997
                                General Manager, Microprocessor   to 1999; Director -- Oak
                                Products Group since 1993         Technology since 1999
Andy D. Bryant, 49              Senior Vice President since       Vice President, Intel Products
                                1999; Chief Financial Officer     Group from 1990 - 1994
                                since 1994
F. Thomas Dunlap, Jr., 48       Vice President, General Counsel   N/A
                                and Secretary since 1987
Arvind Sodhani, 45              Vice President and Treasurer      N/A
                                since 1988
Michael R. Splinter, 49         Senior Vice President from 1999   N/A
                                to current; General Manager,
                                Technology and Manufacturing
                                Group since 1998 to current

  NAME, AGE, CITIZENSHIP AND                                         OTHER MATERIAL POSITIONS
   CURRENT BUSINESS ADDRESS     PRESENT OCCUPATION OR EMPLOYMENT  HELD DURING THE PAST FIVE YEARS
  --------------------------    --------------------------------  -------------------------------
Max Palevsky, 75                Self-employed                     Director from 1968 - 1997;
                                                                  Director Emeritus since 1997
                                                                  Director -- Komag Incorporated
                                                                  from 1984 to 1999

     The following table sets forth the name, age business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of Purchaser. Except as otherwise indicated, all of the person listed below are citizens of the United States of America. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with Intel. Unless otherwise indicated, the principal business address of each director or executive officer is Intel Corporation, 2200 Mission College Boulevard, Santa Clara, California 95052.

  NAME, AGE, CITIZENSHIP AND                                         MATERIAL POSITIONS HELD
   CURRENT BUSINESS ADDRESS     PRESENT OCCUPATION OR EMPLOYMENT    DURING THE PAST FIVE YEARS
  --------------------------    --------------------------------    --------------------------
Cary I. Klafter, 50             Director of Corporate Affairs     Partner, Morrison & Foerster
                                since 1996; Vice President, and   from prior to 1994 to 1996.
                                Director -- CWC Acquisition
                                Corporation since 1999
Suzan A. Miller, 35             Senior Counsel since 1999;        N/A
                                Senior Attorney from
                                1991 - 1999; President and
                                Director -- CWC Acquisition
                                Corporation since 1999
Arvind Sodhani, 45              Vice President and Treasurer      N/A
                                since 1988; Vice President and
                                Treasurer -- CWC Acquisition
                                Corporation since 1999
Tiffany Doon Silva, 33          Senior Attorney since 1999; Vice  Associate, Gibson, Dunn &
                                President, Secretary and          Crutcher LLP from 1995 to 1999
                                Director -- CWC Acquisition
                                Corporation since 1999

                                    ANNEX A

          TEXT OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation, or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholder of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
     (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                                 CITIBANK, N.A.

        By Mail:                   By Overnight Courier:                    By Hand:
     Citibank, N.A.                    Citibank, N.A.                    Citibank, N.A.
      P.O. Box 685                915 Broadway, 5th Floor            Corporate Trust Window
  Old Chelsea Station             New York, New York 10010            111 Wall Street, 5th
New York, New York 10113                                                     Floor
                                                                    New York, New York 10043

          By Facsimile Transmission:                         Confirm Receipt of
       (For Eligible Institutions Only)                          Facsimile
                (212) 505-2248                       by Telephone Only: (800) 270-0808

     Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                         New York, New York 10005-4495

                          Call Collect: (212) 269-5550
                         Call Toll-Free: (800) 714-3312